Exhibit 4.2

Douglas Dynamics, L.L.C.
Douglas Dynamics Finance Company

(as Issuers)

Douglas Dynamics Holdings, Inc.

(as a Guarantor)

7¾% Senior Notes due 2012

INDENTURE

Dated as of December 16, 2004

U.S. Bank National Association

(as Trustee)

i

ii

iii

INDENTURE, dated as of December 16, 2004, among Douglas Dynamics, L.L.C., a Delaware limited liability company (the “Company”), Douglas Dynamics Finance Company, a Delaware corporation (“Finance Company,” and together with the Company, the “Issuers”), Douglas Dynamics Holdings, Inc., as a Guarantor hereunder, and U.S. Bank National Association, as trustee (the “Trustee”).

Each party agrees as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Issuers’ 7¾% Senior Notes due 2012 (the “Notes”):

ARTICLE I

DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.1                                                              Definitions

“144A Global Note” means one or more Global Notes bearing the Private Placement Legend that shall be issued in an aggregate amount of denominations equal in total to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Accrued Bankruptcy Interest” means, with respect to any Indebtedness, all interest accruing thereon after the filing of a petition by or against an Issuer or any of their respective Subsidiaries or any parent under any Bankruptcy Law, in accordance with and at the rate (including any rate applicable upon any default or event of default, to the extent lawful) specified in the documents evidencing or governing such Indebtedness, whether or not the claim for such interest is allowed as a claim after such filing in any proceeding under such Bankruptcy Law.

“Acquired Indebtedness” means Indebtedness (including Disqualified Capital Stock) of any Person existing at the time such Person becomes a Subsidiary, including by designation, or is merged or consolidated into or with an Issuer or a Subsidiary.

“Acquisition” means the purchase or other acquisition of any Person or all or substantially all the assets of any Person by any other Person, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

“Additional Assets” means (i) any property or assets (other than Indebtedness and Equity Interests) to be used by an Issuer or a Subsidiary in a Related Business, (ii) the Equity Interests of a Person that becomes a Subsidiary as a result of the acquisition of such Equity Interests by an Issuer or another Subsidiary, or (iii) Equity Interests constituting a minority of interest in any Person that at such time is a Subsidiary; provided that, in the case of clauses (ii) and (iii), such Subsidiary is engaged in a Related Business.

“Additional Notes” means additional Notes which may be issued after the Issue Date pursuant to this Indenture (other than in exchange for or in replacement of outstanding Notes).  All references herein to “Notes” shall be deemed to include Additional Notes.

“Affiliate” means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with an Issuer.  For purposes of this definition, the term “control” means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise; provided that with respect to ownership interest in an Issuer and its Subsidiaries, a Beneficial Owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to possess control.  Notwithstanding the foregoing, Affiliate shall not include Wholly Owned Subsidiaries.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange at the relevant time.

“Attributable Indebtedness” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended.  Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Average Life” means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (1) the sum of the products (a) of the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (2) the sum of all such principal (or redemption) payments.

“Bankruptcy Code” means the United States Bankruptcy Code, codified at 11 U.S.C. § 101-1330, as amended.

“Bankruptcy Law” means Title 11, U.S. Code, or any similar Federal, state or foreign law for the relief of debtors.

“Beneficial Owner” or “beneficial owner” (a) for purposes of the definition of Affiliate has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable, and (b) for purposes of the definition of Change of Control as set forth below has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable; provided, that the applicable Person shall be deemed to have “beneficial ownership” of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time; provided, further, that any person granting a proxy to, or otherwise agreeing that it will vote in a manner consistent with, any Excluded Person shall be deemed not to have beneficial ownership of any shares held by such Excluded Person or beneficial ownership of any shares held by any other Person granting a proxy to, or otherwise agreeing that it will vote in a manner consistent with, such Excluded Person.

“Board of Directors” means, so long as Parent directly owns all of the Equity Interests of the Company and the Parent Guarantee is in effect, the board of directors of Parent; provided, however, that if Parent no longer directly owns all of the Equity Interests of the Company or the Parent Guarantee is no longer in effect, the board of directors or the equivalent body performing similar functions of the Company, and, with respect to any other Person, the board of directors (or, if such Person is not a corporation, the equivalent body performing similar functions for such Person) of such Person or any committee of the board of directors of such Person authorized, with respect to any particular matter, to exercise the power of the board of directors of such Person.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Capital Contribution” means any contribution to the equity of the Company from a direct or indirect parent of the Company for which no consideration other than the issuance of Qualified Capital Stock is given.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Capital Stock” means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness that is not itself otherwise capital stock), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

“Cash Equivalent” means:  (1) marketable securities (a) issued or directly and unconditionally guaranteed by the United States of America or (b) issued by any agency of the United States of America the obligations of which are backed by the full faith and credit of the United States of America, in each case maturing within one year after such date; (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (3) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (4) demand deposits, certificates of deposit, time deposits or bankers’ acceptances, in each case maturing within one year after such date and issued by any lender party to the Credit Agreement or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia of recognized standing having capital and surplus of not less than $250,000,000; and (5) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (1) and (2) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Change of Control” means (1) the sale, conveyance, exchange, transfer, lease or other disposition (other than by way of merger or consolidation), directly or indirectly, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (including any group that is deemed to be a “person”), other than Excluded Persons; (2) the adoption of a plan relating to the liquidation or dissolution of Parent or an Issuer; provided, that the Company may liquidate into Parent, and Finance Company may liquidate into the Company, in each case so long as the conditions set forth under Section 5.1 are met treating such liquidation as if it had been a merger of such entities; (3) (A) at any time that the Company is a Subsidiary of Parent, the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (including any group that is deemed to be a “person”), other than Excluded Persons, becomes the “beneficial owner,” directly or indirectly, of Voting Equity Interests of Parent entitled to elect at least a majority of the members of the Board of Directors of Parent; and (B) at any time that the Company is not a Subsidiary of Parent, the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (including any group that is deemed to be a “person”), other than Excluded Persons, becomes the “beneficial owner,” directly or indirectly, of Voting Equity Interests of the Company entitled to elect at least a majority of the members of the Board of Directors of the Company; (4) the Continuing Directors cease for any reason to constitute a majority of the Board of Directors of Parent or the Company, as the case may be, then in office; or (5) the Company shall cease to own beneficially and of record all of the Equity Interests of Finance Company, except as permitted by clause (2) above and by Section 5.1.

As used in this definition, “person” (including any group that is deemed to be a “person”) has the meaning given by Section 13(d) of the Exchange Act, whether or not applicable.

“Clearstream” means Clearstream Banking, S.A., or its successors.

“Commission” or “SEC” means the United States Securities and Exchange Commission, or any successor agency.

“Consolidated Amortization Expense” of any Person for any period means the amortization expense of such Person and its Consolidated Subsidiaries for such period, determined in accordance with GAAP.

“Consolidated Coverage Ratio” of any Person on any date of determination (the “Transaction Date”) means the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated EBITDA of such Person for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such Person during the Reference Period; provided, that for purposes of such calculation:  (1) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period, (2) transactions giving rise to the need to calculate the Consolidated Coverage Ratio and the application of the proceeds therefrom (except as otherwise provided in this definition) shall be assumed to have occurred on the first day of the Reference Period, (3) the incurrence of any Indebtedness (including the issuance of any Disqualified Capital Stock) during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) (other than ordinary working capital borrowings) shall be assumed to have occurred on the first day of the Reference Period, (4) the Consolidated Fixed Charges of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used, and (5) amounts attributable to operations or businesses permanently discontinued or disposed of prior to the Transaction Date, shall be excluded, except, in the case of a determination of Consolidated Fixed Charges, only to the extent that the obligations giving rise to such

Consolidated Fixed Charges would no longer be obligations contributing to such Person’s Consolidated Fixed Charges subsequent to the Transaction Date.

“Consolidated Depreciation Expense” for any Person for any period means the depreciation expense of such Person and its Consolidated Subsidiaries for such period, determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted from net sales in determining Consolidated Net Income), without duplication, the sum of:  (1) Consolidated Income Tax Expense, (2) Consolidated Amortization Expense (but only to the extent not included in Consolidated Fixed Charges), (3) Consolidated Depreciation Expense, (4) Consolidated Fixed Charges, (5) non-cash impairment charges, (6) non-cash expenses resulting from the grant of stock and stock options and other compensation to management personnel of the Company and its Subsidiaries pursuant to a written incentive plan or agreement, (7) other non-cash items that are unusual or otherwise non-recurring items, (8) fees and expenses paid pursuant to the Management Services Agreement in accordance with the terms thereof in effect on the Issue Date, and (9) fees and expenses paid in connection with the Refinancing Transactions and the write off of previously capitalized deferred financing costs occurring as a result of the repayment of Indebtedness in the Refinancing Transactions, less (i) non-cash items increasing Consolidated Net Income of such Person for such period that are unusual or otherwise non-recurring items, and (ii) the amount of all cash payments made by such Person or any of its Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period; provided, that Consolidated Income Tax Expense, Consolidated Amortization Expense and Consolidated Depreciation Expense of a Subsidiary that is a less than Wholly Owned Subsidiary shall only be added to the extent of the equity interest of such Person in such Subsidiary.

“Consolidated Fixed Charges” of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of:  (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations and Attributable Indebtedness) of such Person and its Consolidated Subsidiaries during such period, including (1) amortization of debt issuance costs, original issue discount, debt discounts or premium and other financing fees and expenses and non-cash interest payments or accruals on any Indebtedness, (2) the interest portion of all deferred payment obligations, and (3) all commissions, discounts and other fees and charges owed with respect to bankers’ acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and (b) the amount of all dividends accrued or payable (whether or not in cash) by such Person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than (i) dividends on Equity Interests (other than Disqualified Capital Stock) of such Person payable solely in Equity Interests (other than Disqualified Capital Stock) of such Person, and (ii) by Subsidiaries of such Person to such Person or such Person’s Wholly Owned Subsidiaries).  For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in good faith by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guarantee by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

“Consolidated Income Tax Expense” for any Person for any period means the provision for federal, state, local and foreign income taxes of such Person and its Consolidated Subsidiaries, determined in accordance with GAAP; and, in the case of the Company, shall include, without duplication, amounts permitted to be paid to Parent in respect of such period pursuant to clause (b) of the definition of Permitted Payments to Parent.

“Consolidated Interest Expense” of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of:  (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations and Attributable Indebtedness) of such Person and its Consolidated Subsidiaries during such period, including (1) amortization of debt issuance costs, original issue discount, debt discounts or premium and other financing fees and expenses and non-cash interest payments or accruals on any Indebtedness, (2) the interest portion of all deferred payment obligations, and (3) all commissions, discounts and other fees and charges owed with respect to bankers’ acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and (b) the amount of all cash dividends paid by such Person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries of such Person to such Person or such Person’s Wholly Owned Subsidiaries).  For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in good faith by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guarantee by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

“Consolidated Net Debt to EBITDA Ratio” of any Person as of any date of determination means the ratio, on a pro forma basis, of (x) (A) the aggregate amount of outstanding Indebtedness of such Person and its Consolidated Subsidiaries, less (B) the aggregate amount of cash of such Person and its Consolidated Subsidiaries appearing on the consolidated balance sheet of such Person and its Consolidated Subsidiaries, in each case as of the end of the most recent fiscal quarter included in the Reference Period, to (y) the aggregate amount of Consolidated EBITDA of such Person for the Reference Period, in each of (x) and (y) with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Coverage Ratio; provided, that with respect to the Company, to avoid duplication, a guarantee of Indebtedness of an Issuer or any Subsidiary Guarantor incurred in accordance with the terms of the Indenture will not constitute a separate amount of outstanding Indebtedness for purposes of this definition.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication):  (a) all gains and losses which are either extraordinary (as determined in accordance with GAAP) or are nonrecurring (including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock), (b) the net income, if positive, of any Person, other than a Consolidated Subsidiary, in which such Person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a Consolidated Subsidiary of such Person during such period, (c) the net income, if positive, of any of such Person’s Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary, and (d) the net income of any Unrestricted Subsidiary of such Person, except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a Consolidated Subsidiary of such Person during such period.  In addition, to the extent not deducted from net sales in determining Consolidated Net Income, Consolidated Net Income of the Company shall be reduced by, without duplication, (A) the amount of any Permitted Payments to Parent made during such period in accordance with clauses (a) and (c) of the definition thereof and, (B) any Permitted Payments to Parent that are permitted to be paid in respect of such period in accordance with clause (b) of the definition thereof.

“Consolidated Secured Debt Ratio” means, for any Person, as of any date of determination, the ratio of (x) total outstanding Indebtedness of such Person and its Consolidated Subsidiaries that is secured by Liens as of the end of the most recent fiscal quarter included in the Reference Period, to (y) the aggregate amount of Consolidated EBITDA of such Person for the Reference Period, in each case with such pro forma adjustments as are consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Coverage Ratio; provided, that with respect to the Company, to avoid duplication, a guarantee of Indebtedness of an Issuer or any Subsidiary Guarantor incurred and secured by Liens in accordance with the terms of this Indenture will not constitute a separate amount of outstanding Indebtedness secured by Liens for purposes of this definition.

“Consolidated Subsidiary” means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

“Consolidation” means, with respect to the Company, the consolidation of the accounts of the Subsidiaries with those of the Company, all in accordance with GAAP; provided, that “consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of the Company.  The term “consolidated” has a correlative meaning to the foregoing.

“Continuing Director” means during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the holders of the Voting Equity Interests of Parent or the Company, as applicable, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of the Parent or the Company, as applicable, if such agreement was approved by a vote of such majority of directors).

“Corporate Trust Office” means the principal office of the Trustee at which at any time, its corporate trust business shall be administered, which office at the date hereof is located at 60 Livingston Avenue, St. Paul, Minnesota, 55107-2292, or such other address as the Trustee may designate from time to time by written notice to the Issuers, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by written notice to the Issuers).

“Credit Agreement” means the Amended and Restated First Lien Credit and Guaranty Agreement, dated as of the Issue Date, by and among the Company, as issuer, Finance Company and Parent, as guarantors, certain financial institutions named therein and Credit Suisse First Boston, as administrative agent, providing for (A) an aggregate $50.0 million term loan facility, and (B) an aggregate $55.0 million revolving credit facility, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof.  Without limiting the generality of the foregoing, the term “Credit Agreement” shall include agreements in respect of Interest Swap and Hedging Obligations with Persons that are or have been lenders (or Affiliates thereof) party to the Credit Agreement and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Agreement and all refundings, refinancings and replacements of any Credit Agreement, including any credit agreement:

(1)           extending the maturity of any Indebtedness incurred thereunder or contemplated thereby,

(2)           adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Issuers and their Subsidiaries and their respective successors and assigns,

(3)           increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder; provided, that on the date such Indebtedness is incurred it would not be prohibited by Section 4.7, or

(4)           otherwise altering the terms and conditions thereof in a manner not prohibited by the terms of this Indenture.

“Cumulative Operating EBITDA” means, for the period commencing on the first day of the first full fiscal quarter commencing after the Issue Date through and including the end of the last fiscal quarter (taken as one accounting period) preceding the date of any proposed Restricted Payment, Consolidated EBITDA of the Company for such period.

“Cumulative Total Interest Expense” means, for the period commencing on the first day of the first full fiscal quarter commencing after the Issue Date through and including the end of the last fiscal quarter (taken as one accounting period) preceding the date of any proposed Restricted Payment, Consolidated Interest Expense of the Company for such period.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Definitive Note” means one or more certificated Notes registered in the name of the Holder thereof and issued in accordance with Section 2.6 hereof, in the form of Exhibit A hereto except that such Note shall not include the information called for by footnotes 2, 3, 4 and 9 thereof.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 hereof as the Depositary with respect to the Notes, until a successor shall have been appointed and become such pursuant to the applicable provisions of this Indenture, and thereafter “Depositary” shall mean or include such successor.

“Disqualified Capital Stock” means with respect to any Person, (a) Equity Interests of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased including at the option of the holder thereof by such Person or any of its Subsidiaries, in whole or in part, on or prior to 91 days following the Stated Maturity of the Notes and (b) any Equity Interests of any Subsidiary of such Person other than any common equity with no preferences, privileges, and no redemption or repayment provisions.  Notwithstanding the foregoing, any Equity Interests of an Issuer that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require such Issuer to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Capital Stock if the terms of such Equity Interests provide that such Issuer may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to such Issuer’s purchase of the Notes as are required to be purchased pursuant to the provisions of the Indenture as described under Sections 4.13 and 4.14 hereof.

“Distribution Compliance Period” means the 40-day distribution compliance period as defined in Regulation S.

“Equity Interests” means Capital Stock or partnership, participation or membership interests and all warrants, options or other rights to acquire Capital Stock or partnership, participation or membership interests (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock or partnership, participation or membership interests).

“Equity Offering” means (a) an underwritten public offering pursuant to a registration statement filed with the Commission in accordance with the Securities Act of 1933, as amended, of (1) Equity Interests (other than Disqualified Capital Stock) of an Issuer or (2) Equity Interests (other than Disqualified Capital Stock) of Parent, or (b) an unregistered offering for cash of (1) Equity Interests (other than Disqualified Capital Stock) of an Issuer or (2) Equity Interests (other than Disqualified Capital Stock) of Parent, in the case of each of (a)(2) and (b)(2), to the extent that the cash proceeds therefrom in an amount equal to 100% of the aggregate principal amount of the Notes to be redeemed therewith, and any applicable premium, are used concurrently therewith as a Capital Contribution to an Issuer.

“Euroclear” means Euroclear Bank S.A./N.V., or its successor, as operator of the Euroclear system.

“Event of Loss” means, with respect to any material property or asset, any (1) loss, destruction or damage of such property or asset or (2) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Person” means each of:  (a) Aurora Industrial Holdings LLC, Aurora Equity Partners II L.P., Aurora Equity Partners III L.P., Aurora Overseas Equity Partners II, L.P.

and Aurora Overseas Equity Partners III, L.P. (the “Aurora Limited Partnerships”); (b) Aurora Capital Partners II L.P., Aurora Capital Partners III L.P., Aurora Overseas Capital Partners II, L.P. and Aurora Overseas Capital Partners III, L.P. (the “Aurora General Partners”); (c) Aurora Advisors II LLC, Aurora Advisors III LLC, Aurora Overseas Advisors II, LDC and Aurora Overseas Advisors DI, LDC (the “Ultimate Aurora General Partners”); (d) any limited partner of the Aurora Limited Partnerships or any limited partner of the Aurora General Partners, provided that such limited partner gives a proxy to, or otherwise agrees that it will vote in a manner consistent with, any of the Aurora Limited Partnerships or the Aurora General Partners; (e) any managing director or employee of Aurora Management Partners LLC, provided that such managing director or employee gives a proxy to, or otherwise agrees that he or she will vote in a manner consistent with, the Aurora Limited Partnerships or the Aurora General Partners; (f) any member of the Advisory Board of Aurora Management Partners LLC, provided that such member gives a proxy to, or otherwise agrees that he or she will vote in a manner consistent with, the Aurora Limited Partnerships or the Aurora General Partners; (g) any Affiliate of Aurora Management Partners LLC, provided that such Affiliate gives a proxy to, or otherwise agrees that it will vote in a manner consistent with, the Aurora Limited Partnerships or the Aurora General Partners; (h) any investment fund or other entity controlled by or under common control with, any one or more of the Ultimate Aurora General Partners or Aurora Management Partners LLC or the principals that control any one or more of the Ultimate Aurora General Partners or Aurora Management, Partners LLC; (i) the Ares Corporate Opportunities Fund, L.P. (the “Ares Limited Partnership”); (j) ACOF Management, L.P.; (k) ACOF Operating Manager, L.P.; (l) Ares Management, Inc.; (m) Ares Management LLC; (n) any limited partner of any of the Persons described in clauses (i) through (m), provided that such limited partner gives a proxy to, or otherwise agrees that it will vote in a manner consistent with, the Ares Limited Partnership; or (o) managing directors, members, partners or employees of any of those Persons described in clauses (i) through (m), provided that each of such managing directors, members, partners and employees gives a proxy to, or otherwise agrees that it will vote in a manner consistent with, the Ares Limited Partnership, provided, that each Person set forth in clauses (d) through (h), (n) and (o) shall only constitute an Excluded Person so long as the entity to which it is required to give a proxy to or otherwise vote consistently with continues to own Equity Interests in Parent or the Company, as the case may be.

“Exempted Affiliate Transaction” means:  (a) transactions between an Issuer or any of its Subsidiaries and any employee, officer or director of Parent, any Issuer or any of the Subsidiaries of any Issuer that are approved by the disinterested members of the Board of Directors or, if no members of the Board of Directors are disinterested, by the full Board of Directors; (b) reasonable and customary directors’ fees, indemnification and similar arrangements for officers, directors or employees, officer or employee salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements, in the case of any of the foregoing, with any officer, director or employee of any Issuer, any parent company of an Issuer, or any Subsidiary and payments under any indemnification arrangements permitted by applicable law; (c) transactions between or among an Issuer and/or its Consolidated Subsidiaries; (d) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of an Issuer or any Subsidiary solely because an Issuer or any Subsidiary owns an Equity Interest in, or controls, such Person; (e) issuances and sales of Equity Interests (other than Disqualified Capital Stock) to Affiliates of an Issuer; (f) Restricted Payments that are permitted under the terms of Section 4.9; (g) so long as no Event of Default pursuant to clause (1) or (2) of Section 6.1 or any other Event of Default pursuant to which the obligations under the Notes have been accelerated shall have occurred and be continuing, (i) the payment of any fees, expenses or other amounts pursuant to the Management Services Agreement as in effect on the Issue Date, and (ii) the payment of any other amounts pursuant to the Management Services Agreement, as amended from time to time in accordance with Section 4.12, and that are otherwise approved by a majority of the disinterested members of the Board of Directors or, if no members of the Board of Directors are disinterested, by the full Board of Directors; and (h) transactions pursuant to the Tax Sharing Agreement as in effect on the Issue Date.

“Existing Indebtedness” means Indebtedness of the Company or the Subsidiaries (other than Indebtedness under the Credit Facility) in existence on the Issue Date, reduced to the extent such amounts are repaid, refinanced or retired.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Issuers.

“Finance Company” means Douglas Dynamics Finance Company, a Delaware corporation.

“Foreign Subsidiary” means any Subsidiary of an Issuer that (i) is not organized under the laws of the United States, any state thereof or the District of Columbia and (ii) is classified as a “corporation” for United States federal income tax purposes.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States as in effect from time to time.

“Global Notes” means one or more Notes in the form of Exhibit A hereto, which includes the information referred to in footnotes 2, 3, 4 and 9 to the form of Note attached hereto as Exhibit A, issued under this Indenture, that is deposited with or on behalf of and registered in the name of the Depositary or its nominee.

“Global Note Legend” means the legend set forth in Section 2.6(f)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantee” means the guarantee by the Guarantors of all or any part of the Notes, in accordance with Article X hereof, including the Parent Guarantee.

“Guarantors” means Parent, for so long as Parent is required to guarantee the Notes pursuant to the terms of this Indenture, together with the Subsidiary Guarantors.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Indebtedness” of any Person means, without duplication,

(a)           all liabilities and obligations, contingent or otherwise, of such Person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP, (1) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (2) evidenced by bonds, notes, debentures or similar instruments, or (3) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors;

(b)           all liabilities and obligations, contingent or otherwise, of such Person (1) evidenced by bankers’ acceptances or similar instruments issued or accepted by banks, (2) relating to any Capitalized Lease Obligation, or (3) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit;

(c)           all net obligations of such Person under Interest Swap and Hedging Obligations;

(d)           all liabilities and obligations of others of the kind described in the preceding clause (a), (b) or (c) that such Person has guaranteed or provided credit support or that is otherwise its legal liability or which are secured by any assets or property of such Person;

(e)           any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c) or (d), or this clause (e), whether or not between or among the same parties;

(f)            all Disqualified Capital Stock of such Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends); and

(g)           all Attributable Indebtedness.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value to be determined in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, but the accretion of original issue discount in accordance with the original terms of Indebtedness issued with an original issue discount shall not be deemed to be an incurrence; and (2) in the case of Indebtedness of others secured by a Lien on any asset of the specified Person, the lesser of (A) the fair market value of such asset on the date on which Indebtedness is required to be determined pursuant to this Indenture and (B) the amount of the Indebtedness so secured; and (3) in the case of the guarantee by the specified Person of any Indebtedness of any other Person, the maximum liability to which the specified Person may be subject upon the occurrence of the contingency giving rise to the obligation; and (4) the principal amount thereof, in the case of any other Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.

“Indirect Participant” means an entity that, with respect to the Depository Trust Company, clears through or maintains a direct or indirect, custodial relationship with a Participant.

“Initial Purchasers” mean the initial purchasers of the Notes under the Purchase Agreement.

“Interest Payment Date” means the stated due date of an installment of interest on the Notes.

“Interest Swap and Hedging Obligation” means any obligation of any Person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount.

“Investment” by any Person in any other Person means (without duplication):

(a)           the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of Equity Interests, capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other Person;

(b)           the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable, trade credit and endorsements for collection or deposits arising in the ordinary course of business);

(c)           other than guarantees of Indebtedness of the Company or any Subsidiary Guarantor to the extent permitted under Section 4.7 hereof, the entering into by such Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other Person;

(d)           the making of any capital contribution by such Person to such other Person; and

(e)           the designation by the Board of Directors of any Person to be an Unrestricted Subsidiary.

The Issuers shall be deemed to make an Investment in an amount equal to the fair market value of the net assets of any subsidiary (or, if none of the Issuers nor any of the Subsidiaries has theretofore made an Investment in such subsidiary, in an amount equal to the Investments being made), at the time that such subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from an Issuer or a Subsidiary shall be deemed an Investment valued at its fair market value at the time of such transfer.  The Issuers or any of the Subsidiaries shall be deemed to have made an Investment in a Person that is or was a Wholly Owned Subsidiary if, upon the issuance, sale or other disposition of any portion of an Issuer’s or such Subsidiary’s ownership in the Equity Interests of such Person, such Person ceases to be a Wholly Owned Subsidiary in an amount equal to the fair market value of the Equity Interests of and all other Investments in such Wholly Owned Subsidiary not sold or disposed of (which fair market value amount shall be determined in the good faith judgment of the Board of Directors for amounts in excess of $1.0 million).  The fair market value of each Investment shall be measured at the time made or returned, as applicable.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Issue Date” means the date of first issuance of the Notes under this Indenture.

“Issuers” means each of the parties named as such in this Indenture, and their respective successors in accordance with the terms of this Indenture.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in The City of New York, or the city in which the principal corporate trust office of the Trustee is located, or at a place of payment, are authorized by law, regulation or executive order to remain closed.  If a payment date is a Legal Holiday, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

“Lien” means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

“Management Services Agreement” means that certain Amended and Restated Joint Management Services Agreement, dated as of April 12, 2004, by and among Parent, the Company, Aurora Management Partners LLC and ACOF Management, L.P.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means the aggregate amount of cash or Cash Equivalents received (1) by an Issuer in the case of a sale, or Capital Contribution in respect, of Qualified Capital Stock and (2) by an Issuer or a Subsidiary in respect of an Event of Loss or an Asset Sale plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of an Issuer that were issued for cash on or after the Issue Date, the amount of cash originally received by such Issuer upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and (in the case of Asset Sales, reasonable), expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale, Event of Loss, or sale of Qualified Capital Stock, and, in the case of an Asset Sale or Event of Loss only, less (1) the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales, other applicable taxes, and Tax Payments required to be paid (or, in the case of Tax Payments, permitted to be paid) by an Issuer or any of the Subsidiaries in connection with such Asset Sale or Event of Loss in the taxable year that such sale is consummated (or such Event of Loss occurs) or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating loss, net operating loss carryforward, tax credit, tax credit carryforwards, and similar tax attributes; (2) all distributions and other payments required to be made as a result of such Asset Sale or Event of Loss to minority interest holders in Subsidiaries or joint ventures having a beneficial interest in the assets that are the subject of the Asset Sale or Event of Loss; and (3) any reserves required to be established by the seller in an Asset Sale in respect of such Asset Sale in accordance with GAAP against liabilities (other than any liabilities in respect of taxes) reasonably anticipated and directly attributable to the Asset Sale.

“Non-U.S. Person” means any Person other than a U.S. Person.

“Notes Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Offering” means the offering of the Notes by the Issuers.

“Offering Circular” means the final Confidential Offering Circular of the Issuers, dated December 10, 2004, related to the offer and sale of the Notes.

“Officer” means, with respect to the Issuers, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person.

“Officers’ Certificate” means, with respect to the Issuers, the officers’ certificate, signed by one or more Officers, to be delivered upon the occurrence of certain events as set forth in this Indenture, that meets the requirements of Sections 11.4 and 11.5 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Sections 11.4 and 11.5 hereof.  The counsel may be an employee of or counsel to the Issuers or any Subsidiary of the Issuers.

“Parent” means Douglas Dynamics Holdings, Inc., a Delaware corporation, or its successor.

“Parent Consolidated Tax Liability” means, in the case of any particular taxable period for which a Tax Payment to Parent may be paid, an amount equal to the actual consolidated, combined, or unitary tax liability of Parent, to which such Tax Payment relates, that is payable to the relevant tax authority.

“Parent Guarantee” means the guarantee of the Notes by Parent in accordance with Article X hereof.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to The Depository Trust Company, shall include Euroclear and Clearstream).

“Permitted Indebtedness” means that:

(a)           the Issuers and the Subsidiary Guarantors may incur Indebtedness evidenced by the Notes and the Guarantees issued pursuant to the Indenture up to the amounts being issued on the original Issue Date less any amounts repaid or retired;

(b)           the Issuers and the Subsidiary Guarantors, as applicable, may incur Refinancing Indebtedness with respect to any Existing Indebtedness or any Indebtedness (including Disqualified Capital Stock), described in clause (a) of this definition or incurred pursuant to the Debt Incurrence Ratio test of Section 4.7, or which was refinanced pursuant to this clause (b);

(c)           the Issuers and the Subsidiaries may incur Indebtedness solely in respect of bankers acceptances, letters of credit, surety bonds, performance bonds and similar bonds (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money or other Indebtedness), all in the ordinary course of business, in amounts and for the purposes customary in the Company’s industry;

(d)           an Issuer may incur Indebtedness owed to (borrowed from) any Subsidiary Guarantor, and any Subsidiary Guarantor may incur Indebtedness owed to (borrowed from) any other Subsidiary Guarantor or an Issuer; provided, that in the case of Indebtedness of an Issuer, such obligations shall be unsecured and contractually subordinated in all respects to such Issuer’s obligations pursuant to the Notes and any event that causes such Subsidiary Guarantor no longer to be a Subsidiary Guarantor (including by designation to be an Unrestricted Subsidiary) shall be deemed to be a new incurrence by such Issuer of such Indebtedness and any guarantor thereof subject to Section 4.7;

(e)           any Subsidiary Guarantor may guaranty, any Indebtedness of an Issuer or another Subsidiary Guarantor that was permitted to be incurred pursuant to the Indenture;

(f)            the Issuers and the Subsidiary Guarantors may incur Interest Swap and Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the Indenture to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency; provided, that the notional amount of any such Interest Swap and Hedging Obligation does not exceed the principal amount of Indebtedness to which such Interest Swap and Hedging Obligation relates;

(g)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business so long as such Indebtedness is extinguished within five Business Days;

(h)           Indebtedness arising from agreements of an Issuer or any Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, or contingent earn-out payments in each case, which agreements for indemnification, adjustment of purchase price or similar obligations, or contingent earn-out payments were entered into in connection with the acquisition or disposition of any business or assets, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business or assets for the purpose of financing such acquisition; and

(i)            a Foreign Subsidiary may incur Indebtedness owed to (borrowed from) an Issuer or a Subsidiary Guarantor in an aggregate amount incurred and outstanding at any time pursuant to this clause (i) not to exceed the amount of any Investment made in such Foreign Subsidiary in accordance with clause (m) of the definition of Permitted Investments.

“Permitted Investment” means:

(a)           any Investment in any of the Notes;

(b)           any Investment in cash and Cash Equivalents;

(c)           intercompany notes to the extent permitted under clause (d) of the definition of “Permitted Indebtedness;”

(d)           any Investment by an Issuer or any Subsidiary Guarantor in a Person in a Related Business if as a result of such Investment such Person immediately becomes a Subsidiary Guarantor or such Person is immediately merged with or into an Issuer or a Subsidiary Guarantor;

(e)           any Investment in any Person in exchange for (i) Qualified Capital Stock of an Issuer, or (ii) the Net Cash Proceeds of any substantially concurrent sale of the Qualified Capital Stock of an Issuer, or (iii) the Net Cash Proceeds to an Issuer resulting from a Capital Contribution to such Issuer of the cash proceeds of any substantially concurrent sale of Qualified Capital Stock of Parent;

(f)            any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to Section 4.13;

(g)           Investments in connection with Interest Swap and Hedging Obligations;

(h)           any Investment in existence on the Issue Date;

(i)            any Investment by an Issuer or a Subsidiary in an Issuer or any Subsidiary Guarantor;

(j)            any Investment received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer and any Investments received in satisfaction of judgments in connection therewith;

(k)           workers’ compensation, utility, lease and similar deposits and prepaid expenses, in each case in the ordinary course of business;

(l)            loans or advances to employees of an Issuer or any Subsidiary in the ordinary course of business in aggregate amount not to exceed $1.0 million at any one time outstanding; and

(m)          other Investments in any Person or Persons, provided, that after giving pro forma effect to each such Investment, the aggregate amount of all such Investments made on and after the Issue Date pursuant to this clause (m) that are outstanding (after giving effect to any such Investments that are returned to an Issuer or the Subsidiary Guarantor that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation, but only up to the amount of the Investment made under this clause (m) in such Person), at any time does not in the aggregate exceed $5.0 million (measured by the value attributed to the Investment at the time made or returned, as applicable).

“Permitted Lien” means:

(a)           Liens existing on the Issue Date;

(b)           Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(c)           statutory liens of carriers, warehousemen, mechanics, material men, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (1) the underlying obligations are not overdue for a period of more than 30 days, or (2) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(d)           Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)           easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property, subject thereto (as such property is used by the Issuers or any of the Subsidiaries) or materially interfere with the ordinary conduct of the business of the Issuers or any of the Subsidiaries;

(f)            Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto;

(g)           pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation;

(h)           Liens securing the Notes;

(i)            Liens securing Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged with or into an Issuer or a Subsidiary or Liens securing Indebtedness incurred in connection with an Acquisition; Liens on assets of such Person at the time such Person is acquired or merged with or into an Issuer or any Subsidiary; and Liens on assets acquired by an Issuer or a Subsidiary; provided, in each case, that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets;

(j)            Liens arising from Purchase Money Indebtedness permitted to be incurred pursuant to Section 4.7(b)(1), provided such Liens relate solely to the property which is subject to such Purchase Money Indebtedness;

(k)           leases, subleases or non-exclusive licenses granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Issuers or any of the Subsidiaries;

(l)            Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuers or any of the Subsidiaries in the ordinary course of business;

(m)          Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such refinanced Indebtedness, and provided that the Indebtedness secured is not increased and the Lien is not extended to any additional assets or property that would not have been security for the Indebtedness refinanced;

(n)           Liens securing Indebtedness incurred under the Credit Agreement in accordance with the terms of Section 4.7(b)(3);

(o)           Liens securing Indebtedness incurred in accordance with the terms of Section 4.7, provided that, at the time of such incurrence of such Indebtedness, the Consolidated Secured Debt Ratio of the Company for the Reference Period immediately preceding the date of such incurrence of such Indebtedness, after giving effect on a pro forma basis to such incurrence of such Indebtedness, would be no greater than 2.5 to 1.0;

(p)           bankers liens and rights of set-off with respect to customary depositary arrangements entered into in the ordinary course of business of the Issuers and the Subsidiaries;

(q)           Liens to secure Attributable Indebtedness incurred pursuant to Section 4.7(b)(4), provided, that any such Lien shall not extend to or cover any assets of an Issuer or any Subsidiary other than the assets which are the subject of the sale and leaseback transaction in which the Attributable Indebtedness is incurred;

(r)            Liens in favor of any Issuer or any Subsidiary Guarantor;

(s)           Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(t)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(u)           Liens incurred by an Issuer or any Subsidiary with respect to obligations that do not exceed $1.0 million at any one time outstanding.

“Permitted Payments to Parent” means without duplication:

(a)           payments to Parent in an amount sufficient to permit Parent to pay reasonable and necessary accounting, legal, general overhead and administrative expenses of Parent but only to the extent such expenses are directly attributable to the ownership or operation of the Company and its Consolidated Subsidiaries,

(b)           payments to Parent pursuant to the Tax Sharing Agreement as in effect on the Issue Date to enable Parent to pay foreign, federal, state or local tax liabilities (“Tax Payment”), not to exceed the Parent Consolidated Tax Liability, and

(c)           to the extent any payments made by the Company pursuant to the Management Services Agreement, as amended from time to time in accordance with Section 4.12, that are otherwise made in accordance with the terms of the Indenture are deemed to be payments to or for the benefit of Parent, such deemed amounts;

provided, however, that any Tax Payments or payments made pursuant to clause (a) above shall either be used by Parent to pay such tax liabilities in the case of Tax Payments or such fees and expenses in the case of payments made pursuant to clause (a) above within 90 days of Parent’s receipt of such payment or refunded to the payee.

“Person” or “person” means any corporation, individual, limited liability company, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

“Preferred Stock” means any Equity Interest of any class or classes of a Person (however designated) which is preferred as to payments of dividends, or as to distributions upon any liquidation or dissolution, over Equity Interests of any other class of such Person.

“Private Placement Legend” means the legend set forth in Section 2.6(f)(i) hereof to be placed on all Notes issued under this Indenture except where specifically stated otherwise by the provisions of this Indenture.

“Pro Forma” or “pro forma” shall have the meaning set forth in Regulation S-X of the Securities Act, unless otherwise specifically stated herein.

“Purchase Agreement” means the Purchase Agreement, dated December 10, 2004, among the Issuers, Parent and the Initial Purchasers, pursuant to which the Initial Purchasers agreed to purchase, and the Issuers agreed to sell, the Notes issued on the Issue Date.

“Purchase Money Indebtedness” of any Person means any Indebtedness of such Person to any seller or other Person incurred solely to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease), construction, installation or improvement of any real or personal tangible property which is used or useful in a Related Business and which is incurred within 180 days following such acquisition, construction, installation or improvement and is secured only by the assets so financed.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Capital Stock” means any Equity Interest of an Issuer that is not Disqualified Capital Stock.

“Qualified Exchange” means:

(1)           any legal defeasance, redemption, retirement, repurchase or other acquisition of Equity Interests, or   Indebtedness of  an Issuer   issued on or after  the Issue Date with the Net Cash Proceeds received by an Issuer  from the substantially concurrent sale of its Qualified Capital Stock (other than to a Subsidiary),

(2)           any issuance of Qualified Capital Stock of an Issuer in exchange for any Equity Interests or Indebtedness of an Issuer issued on or after the Issue Date, or

(3)           any issuance of Subordinated Indebtedness that is Refinancing Indebtedness in exchange for Indebtedness (other than Disqualified Capital Stock) of an Issuer issued on or after the Issue Date.

“Record Date” means a Record Date specified in the Notes, whether or not such date is a Business Day.

“Recourse Indebtedness” means Indebtedness (a) as to which either an Issuer or any of the Subsidiaries (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (2) is directly or indirectly liable (as a guarantor or otherwise), or (3) constitutes the lender, and (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of an Issuer or a Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Reference Period” with regard to any Person means the four full fiscal quarters ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or this Indenture.

“Refinancing Indebtedness” means Indebtedness (including Disqualified Capital Stock) (a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a “Refinancing”), any Indebtedness (including Disqualified Capital Stock) in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable fees and expenses incurred in connection with the Refinancing plus the amount of any premium paid in connection with such Refinancing) the lesser of (1) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness (including Disqualified Capital Stock) so Refinanced and (2) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided, that (A) such Refinancing Indebtedness shall only be used to refinance outstanding Indebtedness (including Disqualified Capital Stock) of such Person issuing such Refinancing Indebtedness, (B) such Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness (including Disqualified Capital Stock) to be so refinanced at the time of such Refinancing and (y) in all respects, be no less contractually subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness (including Disqualified Capital Stock) to be refinanced, (C) such Refinancing Indebtedness shall have a final stated maturity or Redemption Date, as applicable, no earlier than the final stated maturity or Redemption Date, as applicable, of the Indebtedness (including Disqualified Capital Stock) to be so refinanced or, if sooner, 91 days after the Stated Maturity of the Notes, and (D) such Refinancing Indebtedness shall be secured (if secured) in a manner no more adverse to the Holders of the Notes than the terms of the Liens (if any) securing such refinanced Indebtedness, including, without limitation, the amount of Indebtedness secured shall not be increased.

“Refinancing Transactions” means the offering of the Notes on the Issue Date, the closing of the Credit Agreement on the Issue Date and the use of proceeds from both to repay outstanding indebtedness, pay a dividend to Parent and pay related premiums, fees and expenses, in each case as described in the Offering Circular.

“Regulation S” means Regulation S promulgated under the Securities Act, as it may be amended from time to time, and any successor provision thereto.

“Regulation S Global Note” means a Regulation S Temporary Global Note or a Regulation S Permanent Global Note, as the case may be.

“Regulation S Global Note Legend” means the legend set forth in Section 2.6(f)(iv) hereof, which is required to be placed on all Regulation S Global Notes.

“Regulation S Permanent Global Note” means one or more permanent Global Notes bearing the Private Placement Legend and the Regulation S Global Note Legend, that shall be issued in an aggregate amount of denominations equal in total to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Distribution Compliance Period.

“Regulation S Temporary Global Note” means one or more temporary Global Notes bearing the Private Placement Legend, the Regulation S Temporary Global Note Legend and the Regulation S Global Note Legend, issued in an aggregate amount of denominations equal in total to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.6(f)(iii) hereof, which is required to be placed on all Regulation S Temporary Global Notes issued under this Indenture.

“Related Business” means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the Issue Date and any and all businesses incidental or reasonably related thereto or which are a reasonable extension thereof as determined in the good faith judgment of the Board of Directors.

“Responsible Officer” shall mean, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means one or more Definitive Notes bearing the Private Placement Legend, issued under this Indenture.

“Restricted Global Note” means one or more Global Notes bearing the Private Placement Legend, issued under this Indenture.

“Restricted Investment” means, in one or a series of related transactions, any Investment, other than other Permitted Investments.

“Restricted Payment” means, with respect to any Person:

(a)           the declaration or payment of any dividend or other distribution in respect of Equity Interests of such Person, or any parent of such Person;

(b)           any payment (except to the extent with Qualified Capital Stock) by such Person on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person or any parent of such Person;

(c)           other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such Person or a parent or Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness; and

(d)           any Restricted Investment by such Person;

provided, however, that the term “Restricted Payment” does not include (1) any dividend, distribution or other payment on or with respect to Equity Interests of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer, or (2) any dividend, distribution or other payment to an Issuer or to any Subsidiary Guarantor, by an Issuer or any of the Subsidiaries.

“Rule 144” means Rule 144 promulgated under the Securities Act, as it may be amended from time to time, and any successor provision thereto.

“Rule 144A” means Rule 144A promulgated under the Securities Act, as it may be amended from time to time, and any successor provision thereto.

“SEC” or “Commission” means the United States Securities and Exchange Commission, or any successor agency.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and its successors.

“Significant Acquisition or Disposition” means any acquisition or disposition by an Issuer or any Subsidiary involving a significant amount of assets.  An acquisition or disposition shall be deemed to involve a significant amount of assets if the equity of the Company and its Subsidiaries in the net book value of such assets or the amount paid or received for the assets upon such acquisition or disposition exceeded 20% of the total assets of the Company and its Consolidated Subsidiaries or if it involved a business (as described in Rule 11-01(d) of Regulation S-X of the Securities Act) that is significant.  Acquisitions or dispositions of individually insignificant businesses will be deemed not to constitute a Significant Acquisition or Disposition unless they are related businesses and are significant in the aggregate.

“Significant Subsidiary” shall have the meaning provided under Regulation S-X of the Securities Act, as in effect on the Issue Date.

“Special Record Date” means, for payment of any Defaulted Interest, a date fixed by the Paying Agent pursuant to Section 2.12 hereof.

“Stated Maturity” when used with respect to any Note, means January 15, 2012.

“Subordinated Indebtedness” means Indebtedness of an Issuer or a Subsidiary Guarantor that is subordinated in right of payment by its terms or the terms of any document or instrument or instrument relating thereto (“contractually”) to the Notes or such Subsidiary’s Guarantee, as applicable, in any respect.

“Subsidiary” with respect to any Person, means (1) a corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, and (2) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest, or (3) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner and in which such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest.  Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of the Company.  Notwithstanding the foregoing, neither an Unrestricted Subsidiary nor any of its Subsidiaries shall be a Subsidiary of an Issuer or of any Subsidiary.

“Subsidiary Guarantor” means each of the Issuers’ Subsidiaries that at the time are guarantors of the Notes in accordance with this Indenture.

“Tax Sharing Agreement” means that certain Tax Sharing Agreement among Parent, the Company and the Finance Company, dated as of December 10, 2004.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect from time to time.

“Transfer Restricted Notes” means Global Notes and Definitive Notes that bear or are required to bear the Private Placement Legend, issued under this Indenture.

“Trustee” means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means such successor serving hereunder.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend, issued under this Indenture.

“Unrestricted Global Note” means one or more permanent Global Notes representing a series of Notes that does not bear and is not required to bear the Private Placement Legend, issued under this Indenture.

“Unrestricted Subsidiary” means any subsidiary of an Issuer that does not directly, indirectly or beneficially own any Equity Interests of, or Subordinated Indebtedness of,

or own or hold any Lien on any property of, an Issuer or any other Subsidiary and that, at the time of determination, shall be an Unrestricted Subsidiary (as designated by the Board of Directors); provided, that such Subsidiary at the time of such designation (a) has no Recourse Indebtedness; (b) is not party to any agreement, contract, arrangement or understanding with an Issuer or any Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to such Issuer or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of such Issuer; (c) is a Person with respect to which none of the Issuers or any of the Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of an Issuer or any of the Subsidiaries.  The Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary, provided, that such designation will be deemed to be an incurrence of Indebtedness by a Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted to be incurred under Section 4.7, calculated on a pro forma basis as if such designation had occurred at the beginning of the Reference Period and (2) no Default or Event of Default is existing or would occur as a consequence of such designation.  Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“U.S. Government Obligations” means direct non-callable obligations of, or noncallable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

“U.S. Person” means a U.S. person as defined in Rule 902(o) under the Securities Act.

“Voting Equity Interests” means Equity Interests which at the time are entitled to vote in the election of, as applicable, directors, members or partners generally and, in the case of Parent, shall specifically include its Series B Special Voting Preferred Stock, $.01 par value per share, and its Series C Special Voting Preferred Stock, $.01 par value per share, in each case as in effect on the Issue Date.

“Wholly Owned Subsidiary” means a Subsidiary all the Equity Interests of which (other than directors’ qualifying shares) are owned by an Issuer or one or more Wholly Owned Subsidiaries of an Issuer or a combination thereof.

Section 1.2                                                              Other Definitions

Term	Defined in Section

“Affiliate Transaction”	4.12
“Asset Sale”	4.13
“Asset Sale Offer”	4.13
“Asset Sale Offer Price”	4.13
“Authentication Order”	2.2
“Benefited Party”	10.1

“Change of Control Offer”	4.14
“Change of Control Offer Period”	4.14
“Change of Control Purchase Date”	4.14
“Change of Control Purchase Price”	4.14
“Covenant Defeasance”	8.3
“Debt Incurrence Ratio”	4.7
“Defaulted Interest”	2.12
“DTC”	2.3
“Event of Default”	6.1
“Excess Proceeds”	4.13
“Guarantee Obligations”	10.1
“incur” or “incurrence”	4.7
“Incurrence Date”	4.7
“Legal Defeasance”	8.2
“Paying Agent”	2.3
“Redemption Date”	4.7
“Registrar”	2.3

Section 1.3                                                              Incorporation by Reference of Trust Indenture Act

Whenever this Indenture refers to a provision of the TIA, such provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“Commission” means the Securities and Exchange Commission;

“obligor” on the Notes means the Issuers, each Guarantor and any successor obligor upon the Notes.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.4                                                              Rules of Construction

Unless the context otherwise requires:

(1)           a term has the meaning assigned to it;

(2)           an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)           “or” is not exclusive;

(4)           words in the singular include the plural, and in the plural include the singular;

(5)           provisions apply to successive events and transactions;

(6)           “herein,” “hereof,” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and

(7)           references to sections of or rules under the Securities Act and the Exchange Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE II

THE NOTES

Section 2.1                                                              Form and Dating

(a)           General.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  Each Note shall be dated the date of its authentication.  The Notes shall be in denominations of $1,000 and integral multiples thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)           Global Notes.  Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Notes Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.6 hereof.

(c)           Notes offered and sold in reliance on Regulation S will be issued initially in the form of the Regulation S Temporary Global Note, which will be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, at its New York office, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided.  The Distribution Compliance Period will be terminated upon the receipt by the Trustee of any certificates identified by the Issuers or their counsel to be required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, which may include certificates from Euroclear or Clearstream, as the case may be, certifying that it has received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Distribution Compliance Period pursuant to another exemption from registration under the Securities Act and who will take delivery of a beneficial ownership interest in a 144A Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof).

Following the termination of the Distribution Compliance Period, beneficial interests in the Regulation S Temporary Global Note will be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures.  Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee will cancel the Regulation S Temporary Global Note.  The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d)           Euroclear and Clearstream Procedures Applicable.  The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.2                                                              Execution and Authentication

Two Officers shall sign the Notes for the Issuers by manual or facsimile signature.  In the case of Definitive Notes, such signatures may be imprinted or otherwise reproduced on such Notes.  If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.  A Note shall not be valid until authenticated by the manual signature of the Trustee.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.  The Trustee shall, upon a written order of the Issuers signed by an Officer (an “Authentication Order”), authenticate and deliver Notes for issuance up to the aggregate principal amount stated in such Authentication Order; provided that Notes authenticated for issuance on the Issue Date shall not exceed $150,000,000 in aggregate principal amount.  The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes.  An authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of an Issuer.

Section 2.3                                                              Registrar, Paying Agent and Depositary

The Issuers shall maintain an office or agency in the Borough of Manhattan, The City of New York, where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”).  The Registrar shall keep a register of the Notes and of their transfer and exchange.  The

Issuers may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.  The Issuers may change any Paying Agent or Registrar without notice to any Holder.  The Issuers shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.  The Issuers or any of their Subsidiaries may act as Paying Agent or Registrar.  The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.  The Issuers initially appoint the Trustee to act as the Registrar and Paying Agent and to act as Notes Custodian with respect to the Global Notes.

Section 2.4                                                              Paying Agent to Hold Money in Trust

The Issuers shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or interest on the Notes, and shall notify the Trustee of any default by the Issuers in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Issuers or a Subsidiary) shall have no further liability for the money.  If either Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee shall serve as Paying Agent for the Notes.

Section 2.5                                                              Holder Lists

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a).  If the Trustee is not the Registrar, the Issuers shall furnish, or shall cause the Registrar (if other than an Issuer) to furnish, to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Issuers shall otherwise comply with TIA § 312(a).

Section 2.6                                                              Transfer and Exchange

(a)           Transfer and Exchange of Global Notes.  A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  All Global Notes shall be exchanged by the Issuers for Definitive Notes only if (i) the Issuers deliver to the Trustee notice from the Depositary that (x) the Depositary is unwilling or unable to continue to act as Depositary for the Global Notes and the Issuers thereupon fail to appoint a successor Depositary within 90 days or (y) the Depositary is no longer a clearing agency registered under the Exchange Act, (ii) the Issuers in their sole discretion determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and deliver a written notice to such effect to the Trustee or (iii) upon request of the Trustee or Holders of a majority of the aggregate principal amount of outstanding Notes if there shall have occurred and be continuing a Default or Event of Default with respect to the Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Issuers for Definitive Notes prior to (x) the expiration of the Distribution Compliance Period and (y) the receipt by the Registrar of any certificate identified by the Issuers and its counsel to be required pursuant to Rule 903 or Rule 904 under the Securities Act.  Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee.  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.7 and 2.10 hereof.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.6(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.6(b), (c) or (f) hereof.

(b)           Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.  Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act.  Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)            Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Distribution Compliance Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser).  Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note.  No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.6(b)(i).

(ii)           All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.6(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) an order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged, and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or (B) (1) an order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged, and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (B)(1) above; provided, that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (x) the expiration of the Distribution Compliance Period and (y) the receipt by the Registrar of any certificates identified by the Issuers or its counsel to be required pursuant to Rule 903 and Rule 904 under the Securities Act.  Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.6(h) hereof.

(iii)          Transfer of Beneficial Interests to Another Restricted Global Note.  A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.6(b)(ii) above and the Registrar receives the following:

(A)          if the transferee shall take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B)           if the transferee shall take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv)          Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in the Unrestricted Global Note.  A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.6(b)(ii) above and the Registrar receives the following:  (1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or (2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof; and, in each such case set forth in this subparagraph (iv), an Opinion of Counsel in form, and from legal counsel, reasonably acceptable to the Registrar and the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this paragraph (iv) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.2 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this paragraph (iv).  Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)           Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i)            Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes.  If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A)          if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive

Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)           if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)           if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)          if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)           if such beneficial interest is being transferred to the Issuers or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)           if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Note to be reduced accordingly pursuant to Section 2.6(h) hereof, and the Issuers shall execute and, upon receipt of an Authentication Order pursuant to Section 2.2 hereof, the Trustee shall authenticate and deliver to the Person designated in the instructions a Restricted Definitive Note in the appropriate principal amount.  Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.6(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall deliver such Restricted Definitive Notes to the Persons in whose names such Notes are so registered.  Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.6(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)           Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes.  A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:  (1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or (2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a Definitive Note that does not bear the Private Placement Legend, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof; and, in each such case set forth in this paragraph, an Opinion of Counsel in form, and from legal counsel, reasonably acceptable to the Registrar and the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)          Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes.  If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.6(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Unrestricted Global Note to be reduced accordingly pursuant to Section 2.6(h) hereof, and the Issuers shall execute and, upon receipt of an Authentication Order pursuant to Section 2.2 hereof, the Trustee shall authenticate and deliver to the Person designated in the instructions an Unrestricted Definitive Note in the appropriate principal amount.  Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.6(c)(iii) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall deliver such Unrestricted Definitive Notes to the Persons in whose names such Notes are so registered.  Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.6(c)(iii) shall not bear the Private Placement Legend.

(iv)          Transfer or Exchange of Regulation S Temporary Global Notes.  Notwithstanding the other provisions of this Section 2.6, a beneficial interest in the Regulation S Temporary Global Note may not be (A) exchanged for a Definitive Note prior to (x) the expiration of the Distribution Compliance Period (unless such exchange is effected by the Issuers, does not require an investment decision on the part of the holder thereof and does not violate the provisions of Regulation S) and (y) the receipt by the Registrar of any certificates identified by the Issuers or its counsel to be required pursuant to Rule 903(c)(3)(B) under the Securities Act or (B) transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to the events set forth in clause (A) above or unless the transfer is pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(d)           Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i)            Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes.  If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)          if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)           if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof; or

(C)           if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.

(ii)           Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:  (1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or (2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof; and, in each such case set forth in this paragraph, an Opinion of Counsel in form, and from legal counsel, reasonably acceptable to the Registrar and the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.  Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.6(d)(ii), the Trustee shall cancel the Restricted Definitive Notes so transferred or exchanged and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)          Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes.  A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.  If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (ii) or (iii) of this Section 2.6(d) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.2 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)           Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.6(e), the Registrar shall register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.  In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.6(e).

(i)            Restricted Definitive Notes to Restricted Definitive Notes.  Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)          if the transfer shall be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)           if the transfer shall be made pursuant to Rule 903 or Rule 904 under the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)           if the transfer shall be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(ii)           Restricted Definitive Notes to Unrestricted Definitive Notes.  Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:  (1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or (2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof; and, in each such case set forth in this subparagraph (ii), an Opinion of Counsel in form, and from legal counsel, reasonably acceptable to the Registrar and the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)          Unrestricted Definitive Notes to Unrestricted Definitive Notes.  A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note.  Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)            Legends.  The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i)            Private Placement Legend.

(A)          Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES

SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.  EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

“THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (i) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (ii) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (iii) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (iv) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (i) THROUGH (iv) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.”

(B)           Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(iv), (c)(ii), (c)(iii), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) to this Section 2.6 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii)           Global Note Legend.  To the extent required by the Depositary, each Global Note shall bear legends in substantially the following forms:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.6 OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.6(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.”

“UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE

DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii)          Regulation S Temporary Global Note Legend.  To the extent required by the Depositary, each Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).  NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS REGULATION S TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE CASH PAYMENTS OF INTEREST DURING THE PERIOD WHICH SUCH HOLDER HOLDS THIS NOTE.  NOTHING IN THIS LEGEND SHALL BE DEEMED TO PREVENT INTEREST FROM ACCRUING ON THIS NOTE.”

(iv)          Regulation S Global Note Legend.  To the extent required by the Depositary, each Regulation S Global Note shall bear a legend in substantially the following form:

“THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS.  TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.”

(g)           Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof.  At any time prior to such cancellation, if any beneficial interest in a

Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement may be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement may be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h)           General Provisions Relating to Transfers and Exchanges.

(i)            To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order.

(ii)           No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.6, 4.13 and 4.14 hereof).

(iii)          The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv)          All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuers, evidencing the same Indebtedness, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)           The Issuers shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.2 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(vi)          Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(vii)         The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.2 hereof.

(viii)        All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.6 to effect a registration of transfer or exchange may be submitted by facsimile.

Notwithstanding anything herein to the contrary, as to any certifications and certificates delivered to the Registrar pursuant to this Section 2.6, the Registrar’s duties shall be limited to confirming that any such certifications and certificates delivered to it are in the form of Exhibits B and C attached hereto.  The Registrar shall not be responsible for confirming the truth or accuracy of representations made in any such certifications or certificates.

Section 2.7                     Replacement Notes

If any mutilated Note is surrendered to the Trustee or the Issuers and the Trustee and the Issuers receive evidence (which evidence may be from the Trustee) to their satisfaction of the destruction, loss or theft of any Note, the Issuers shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met.  If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Issuers may charge for its expenses in replacing a Note.  Every replacement Note is an additional obligation of the Issuers and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.8                     Outstanding Notes

The Notes outstanding at any time are all the Notes authenticated by the Trustee (including any Note represented by a Global Note) except for those cancelled by it or at its direction, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.8 as not outstanding.  Except as set forth in Section 2.9 hereof, a Note does not cease to be outstanding because the Issuers or an Affiliate of the Issuers holds the Note.  If a Note is replaced pursuant to Section 2.7 hereof, such Note, together with the Guarantee of that particular Note endorsed thereon, ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.  If the principal amount of any Note is considered paid under Section 4.1 hereof, it ceases to be outstanding and interest on it ceases to accrue.  If the Paying Agent (other than an Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date or the maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.9                     Treasury Notes

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuers, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

Section 2.10                   Temporary Notes

Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuers consider appropriate for temporary Notes and shall be reasonably acceptable to the Trustee.  Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Notes.  Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.11                   Cancellation

The Issuers at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent (other than the Issuers or an Affiliate of the Issuers), and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act).  Certification of the destruction of all cancelled Notes shall be delivered to the Issuers.  The Issuers may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12                   Defaulted Interest

Any interest on any Note which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date plus, to the extent lawful, any interest payable on the defaulted interest at the rate and in the manner provided in Section 4.1 hereof and in the Note (herein called “Defaulted Interest”) shall forthwith cease to be payable to the registered Holder on the relevant Record Date, and such Defaulted Interest may be paid by the Issuers, at their election in each case, as provided in clause (1) or (2) below:

(1)           The Issuers may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner.  The Issuers shall notify the Trustee and the Paying Agent in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuers shall deposit with the Paying Agent an amount of cash equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements reasonably satisfactory to the Paying Agent for such deposit prior to the date of the proposed payment, such cash when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as provided in this clause (1).  Thereupon the Paying Agent shall fix a “Special Record Date” for the payment of such Defaulted Interest which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Paying Agent of the notice of the proposed payment.  The Paying Agent shall promptly notify the Issuers and the Trustee of such Special Record Date and, in the name and at the expense of the Issuers, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid, to each Holder at its address as it appears in the Note register maintained by the Registrar not less than 10 days prior to such Special Record Date.  Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been mailed as aforesaid, such Defaulted Interest shall be paid to the persons in whose names the Notes (or their respective predecessor Notes) are registered on such Special Record Date and shall no longer be payable pursuant to the following clause (2).

(2)           The Issuers may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuers to the Trustee and the Paying Agent of the proposed payment pursuant to this clause, such manner as shall be deemed practicable by the Trustee and the Paying Agent.

Subject to the foregoing provisions of this Section 2.12, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13                   CUSIP Numbers

The Issuers in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.  The Issuers shall promptly notify the Trustee of any change in the “CUSIP” numbers.

Section 2.14                   Issuance of Additional Notes

The Issuers may, subject to Section 4.7 hereof and applicable law, issue Additional Notes under this Indenture having identical terms and conditions to the Notes issued on the Issue Date.  Interest will accrue on the Additional Notes issued pursuant to this Indenture from and including the date of issuance of such Additional Notes.  Any such Additional Notes would be issued on the same terms as the Notes, would constitute part of the same series of securities as the Notes, would vote together as one series on all matters with respect to the Notes and would be “fungible” under the original issue discount provisions of the Internal Revenue Code of 1986, as amended.

ARTICLE III

REDEMPTION

Section 3.1                     Notices to Trustee

In addition to the notice provision of Section 3.3 hereof, if the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.7 hereof, they shall furnish to the Trustee, at least 30 days (unless a shorter period is acceptable to the Trustee) but not more than 60 days (unless a longer period is acceptable to the Trustee) before a Redemption Date, an Officers’ Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.

Section 3.2                     Selection of Notes to Be Redeemed

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes or portions thereof to be redeemed among the Holders of the Notes in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate.  In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Issuers in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed.  Notes and portions of Notes in denominations of larger than $1,000 selected shall be in amounts of $1,000 or integral multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not an integral multiple of $1,000, shall be redeemed.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.3                     Notice of Redemption

Subject to the provisions of Section 3.7 hereof, at least 30 days but not more than 60 days before a Redemption Date, the Issuers shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed (including the CUSIP number) and shall state:

(a)           the Redemption Date;

(b)           the redemption price;

(c)           if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, on or after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(d)           the name and address of the Paying Agent;

(e)           that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)            that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(g)           the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h)           that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Issuers’ request, the Trustee shall give the notice of redemption in the Issuers’ name and at its expense; provided, however, that the Issuers shall have delivered to the Trustee, at least 45 days prior to the Redemption Date (unless a shorter period shall be acceptable to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.4                     Effect of Notice of Redemption

Once notice of redemption is mailed in accordance with Section 3.3 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price.  A notice of redemption may not be conditional.

Section 3.5                     Deposit of Redemption Price

On or before the Redemption Date, the Issuers shall deposit with the Trustee or with the Paying Agent immediately available funds sufficient to pay the redemption price of and accrued and unpaid interest on all Notes to be redeemed on that date.  The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.

If the Issuers comply with the provisions of the preceding paragraph, on and after the Redemption Date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption.  If a Note is redeemed on or after an interest Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date.  If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.1 hereof.

Section 3.6                     Notes Redeemed in Part

Upon surrender of a Note that is redeemed in part, the Issuers shall issue and, upon receipt of an Authentication Order, the Trustee shall authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.7                     Optional Redemption

(a)           Except as set forth in clause (b) of this Section 3.7, the Issuers shall not have the option to redeem the Notes pursuant to this Section 3.7 prior to January 15, 2009.  The Notes shall be redeemable for cash at the option of the Issuers, in whole or in part, at any time on or after January 15, 2009, upon not less than 30 days nor more than 60 days prior notice mailed by first class mail to each Holder at its last registered address, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing January 15 of the years indicated below, in each case (subject to the right of Holders of record on a Record Date to receive the corresponding interest due on the corresponding Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest thereon to the date of redemption of the Notes (the “Redemption Date”):

Period	Percentage

2009	103.875%

2010	101.938%

2011 and thereafter	100.000%

(b)           Notwithstanding the provisions of clause (a) of this Section 3.7, at any time or from time to time on or prior to January 15, 2008, upon the consummation of one or more Equity Offerings for cash, up to 35% of the aggregate principal amount of the Notes issued pursuant to this Indenture (only as necessary to avoid any duplication, excluding any replacement Notes) may be redeemed at the Issuers’ option within 90 days of such Equity Offering, on not less than 30 days, but not more than 60 days, notice to each Holder of the Notes to be redeemed, with cash received by the Issuers from the Net Cash Proceeds of such Equity Offering, at a redemption price equal to 107.750% of principal, together with accrued and unpaid interest thereon to the Redemption Date; provided, however, that immediately following such redemption not less than 65% of the aggregate principal amount of the Notes originally issued pursuant to this Indenture on the Issue Date remains outstanding (only as necessary to avoid any duplication, excluding any replacement Notes).

(c)           Any redemption pursuant to this Section 3.7 shall be made pursuant to the provisions of Sections 3.1 through 3.6 hereof.

Section 3.8                     No Mandatory Redemption

The Issuers shall not be required to make mandatory redemption payments with respect to the Notes (however, the Issuers are required to offer to repurchase Notes in accordance with the provisions of Sections 4.13 and 4.14 below).  The Notes shall not have the benefit of any sinking fund.

ARTICLE IV

COVENANTS

Section 4.1                     Payment of Notes

The Issuers shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes.  Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than an Issuer or a Subsidiary thereof, holds as of 12:00 noon Eastern time on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Issuers shall pay interest (including Accrued Bankruptcy Interest in any proceeding under any Bankruptcy Law) on overdue principal at the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including Accrued Bankruptcy Interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.2                     Maintenance of Office or Agency

The Issuers and the Guarantors shall maintain in the Borough of Manhattan, The City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers and the Guarantors in respect of the Notes and this Indenture may be served.  The Issuers and the Guarantors shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Issuers and the Guarantors shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office.

The Issuers and the Guarantors may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such additional designations; provided that no such designation or rescission shall in any manner relieve the Issuers and the Guarantors of their obligation to maintain an office or agency in the Borough of Manhattan, The City of New York.  The Issuers and the Guarantors shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office as one such office or agency of the Issuers in accordance with Section 2.3 hereof.

Section 4.3                     Reports to Holders

So long as any Notes are outstanding, the Issuers shall deliver or cause to be delivered without cost to the Trustee and each Holder:

(a)           within 100 days after the end of each fiscal year of the Company:

(i)            audited year-end consolidated financial statements of the Company and its subsidiaries (including balance sheets, statements of operations, statements of cash flows and other financial data substantially consistent in form and substance with the financial data set forth in the Offering Circular), including complete footnotes to such financial statements and also including a footnote showing consolidating financial information for all non-guarantor Subsidiaries (on a combined basis), if any, and the report of the independent auditors on the financial statements, in each case prepared in accordance with GAAP;

(ii)           a management’s discussion and analysis of financial condition and results of operations for the Company (including a discussion of the results of operations, financial condition, and liquidity and capital resources, and a discussion of material commitments and contingencies and critical accounting policies) with respect to such period, substantially consistent in form and substance with the management’s discussion and analysis of financial condition and results of operations set forth in the Offering Circular; and

(iii)          with respect to any Significant Acquisition or Disposition consummated more than 90 days prior to the date such information is furnished, pro forma and historical financial statements (including balance sheets, statements of operations, statements of cash flows and other financial data substantially consistent, in the case of historical financial statements, in form and substance with the financial information set forth in the Offering Circular), including complete footnotes to such pro forma and historical financial statements, with respect to the business or assets constituting such Significant Acquisition or Disposition for the two most recent fiscal years and any interim fiscal quarters; and

(b)           within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company:

(i)            unaudited quarterly consolidated financial statements of the Company and its subsidiaries (including balance sheets, statements of operations, statements of cash flows and other financial data substantially consistent in form and substance with the financial data set forth in the Offering Circular), including complete footnotes to such financial statements and also including a footnote showing consolidating financial information for all non-guarantor Subsidiaries (on a combined basis), if any, and the report of the independent auditors on the financial statements (if required by the SEC or the Public Company Accounting Oversight Board with respect to interim financial statements filed by companies subject to the reporting requirements of the Exchange Act as if the Company were so subject), in each case prepared in accordance with GAAP, and with a review of such financial statements having been conducted by the Company’s independent auditors in accordance with Statement of Auditing Standards 100, or any similar successor provision;

(ii)           a management’s discussion and analysis of financial condition and results of operations for the Company (including a discussion of the results of operations, financial condition, and liquidity and capital resources, and a discussion of material commitments and contingencies and critical accounting policies) with respect to such period, substantially consistent in form and substance with the management’s discussion and analysis of financial condition and results of operations set forth in the Offering Circular; and

(iii)          with respect to any Significant Acquisition or Disposition consummated more than 90 days prior to the date such information is furnished, pro forma and historical financial statements (including balance sheets, statements of operations, statements of cash flows and other financial data substantially consistent, in the case of historical financial statements, in form and substance with the financial information set forth in the Offering Circular), including complete footnotes to such pro forma and historical financial statements, with respect to the business or assets constituting such Significant Acquisition or Disposition for the two most recent fiscal years and any interim fiscal quarters.

The Company (and the management of Parent) shall use their best efforts to participate in quarterly conference calls to discuss results of operations with Holders.  In addition, for so long as any Notes remain outstanding, Holders and prospective purchasers that are “qualified institutional buyers” (as that term is defined in Rule 144A under the Securities Act) shall have the right to obtain from the Issuers, upon request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Section 4.4                     Compliance Certificate

(a)                                  The Issuers shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate signed by the principal financial officer, the principal executive officer or principal accounting officer stating that a review of the activities of the Issuers and their Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuers and their Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to his or her knowledge the Issuers and their Subsidiaries are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred and be continuing, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuers are taking or propose to take with respect thereto) and that to his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Issuers are taking or propose to take with respect thereto.  The Issuers shall provide the Trustee with timely written notice of any change in their fiscal year ends.

(b)                                 The Issuers shall, so long as any of the Notes are outstanding, deliver to the Trustee, within five Business Days of any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Issuers are taking or propose to take with respect thereto.

Section 4.5                                                              Taxes

The Issuers shall pay, and shall cause each of their Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment would not have a material adverse effect on the ability of the Issuers and the Guarantors to satisfy their obligations under the Notes, the Guarantees and this Indenture.

Section 4.6                                                              Stay, Extension and Usury Laws

Each Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.7                                                              Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock

Except as set forth in this Section 4.7,

(a)                                  the Issuers shall not and the Subsidiary Guarantors shall not, and neither the Issuers nor the Subsidiary Guarantors shall permit any of the Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to “incur” or, as appropriate, an “incurrence”), any

Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness), other than Permitted Indebtedness.

Notwithstanding the foregoing if:

(1)                                  no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of Indebtedness and the use of such proceeds thereof, and

(2)                                  on the date of such incurrence (the “Incurrence Date”), the Consolidated Coverage Ratio of the Company for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness and the use of proceeds thereof, would be at least 2.0 to 1.0 (the “Debt Incurrence Ratio”), then the Issuers and the Subsidiary Guarantors may incur such Indebtedness (including Disqualified Capital Stock).

(b)                                 The foregoing limitations of Section 4.7(a) hereof shall not prohibit:

(1)                                  the incurrence by an Issuer or any Subsidiary Guarantor of Purchase Money Indebtedness; provided, that

(i)                                     the aggregate amount of such Indebtedness incurred and outstanding at any time pursuant to this Section 4.7(b)(1) (plus any Refinancing Indebtedness issued to retire, defease, refinance, replace or refund such Indebtedness) shall not exceed $10.0 million, and

(ii)                                  in each case, such Indebtedness shall not constitute more than 100% of the Issuers’ cost or the cost to such Subsidiary Guarantor, (determined in accordance with GAAP), as applicable, of the property so purchased, constructed, improved or leased;

(2)                                  the incurrence by an Issuer or any Subsidiary Guarantor of Indebtedness in an aggregate amount incurred and outstanding at any time pursuant to this Section 4.7(b)(2) (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $20.0 million;

(3)                                  the incurrence by an Issuer or any Subsidiary Guarantor of Indebtedness pursuant to the Credit Agreement in an aggregate amount incurred and outstanding at any time pursuant to this Section 4.7(b)(3) (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $105.0 million, minus the amount of any such Indebtedness (A) retired with the Net Cash Proceeds from any Asset Sale applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness pursuant to Section 4.13 hereof or (B) assumed by a transferee in an Asset Sale;

(4)                                  the incurrence by an Issuer or any Subsidiary Guarantor of Attributable Indebtedness incurred in connection with any sale and leaseback transaction in an aggregate amount incurred and outstanding at any time pursuant to this Section 4.7(b)(4) (plus any Refinancing Indebtedness issued to retire, defease, refinance, replace or refund such Attributable Indebtedness) of up to $15.0 million; and

(5)                                  the incurrence by any Foreign Subsidiary of Indebtedness in an aggregate principal amount incurred and outstanding at any time pursuant to this Section 4.7(b)(5) (plus any Refinancing Indebtedness incurred to refinance, retire, defease, refund or otherwise replace any such Indebtedness) of up to $7.5 million (or the equivalent thereof, at the time of incurrence, in the applicable foreign currency).

Indebtedness (including Disqualified Capital Stock) of any Person which is outstanding at the time such Person becomes a Subsidiary (including upon designation of any subsidiary or other Person as a Subsidiary) or is merged with or into or consolidated with an Issuer or any Subsidiary shall be deemed to have been incurred at the time such Person becomes or is designated a Subsidiary or is merged with or into or consolidated with an Issuer or any Subsidiary, as applicable.

Notwithstanding any other provision of this Section 4.7, but only to avoid duplication, a guarantee of Indebtedness of an Issuer or a Subsidiary Guarantor incurred in accordance with the terms of this Indenture issued at the time such Indebtedness was incurred or, if later, at the time the guarantor thereof became one of the Subsidiaries shall not constitute a separate incurrence, or amount outstanding, of Indebtedness.  For purposes of determining compliance with this Section 4.7, in the event that an item of Indebtedness meets the criteria of more than one of the categories described in Sections 4.7(b)(1) — (5) hereof, or is entitled to be incurred pursuant to Section 4.7(a) hereof, the Company shall, in its sole discretion, be permitted to classify (or later classify or reclassify in whole or in part) such item of Indebtedness or any portion thereof in any manner that complies with this Section 4.7.

For purposes of determining compliance with this Section 4.7, the accrual of interest; the accretion or amortization of original issue discount; the payment of interest on any Indebtedness incurred in accordance with the terms of this Indenture in the form of additional Indebtedness with the same or less onerous terms than such Indebtedness in respect of which the payment of interest is being made; the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock; the accrual of dividends on Disqualified Capital Stock; and the accretion of the liquidation preference of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of this Section 4.7.  The foregoing shall not affect the definition of Consolidated Fixed Charges.

Section 4.8                                                              Limitation on Liens

The Issuers shall not and the Subsidiary Guarantors shall not, and none of the Issuers nor the Subsidiary Guarantors shall permit any of the Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of their respective assets now owned or acquired on or after the date of this Indenture or upon any income or profits therefrom.

Section 4.9                                                              Limitation on Restricted Payments

(a)                                  The Issuers shall not and the Subsidiary Guarantors shall not, and neither the Issuers nor the Subsidiary Guarantors shall permit any of the Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a pro forma basis:

(1)                                  a Default or an Event of Default shall have occurred and be continuing;

(2)                                  the Issuers are not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in Section 4.7 hereof;

(3)                                  the aggregate amount of all Restricted Payments made by the Issuers and the Issuers’ Subsidiaries, including after giving effect to such proposed Restricted Payment, on and after the Issue Date, would exceed, without duplication, the sum of:

(A)                              an amount equal to the difference (but not less than zero) between (i) Cumulative Operating EBITDA and (ii) the product of 2.0 multiplied by Cumulative Total Interest Expense, plus

(B)                                100% of the aggregate Net Cash Proceeds received by the Company from a Capital Contribution or from the sale of its Qualified Capital Stock (other than (i) to one of the Issuers’ Subsidiaries and (ii) to the extent applied in connection with a Qualified Exchange or a Permitted Investment pursuant to clause (e) of the definition of “Permitted Investment” hereof or, to avoid duplication, otherwise given credit for in any provision of Section 4.9(b) hereof) after the Issue Date, plus

(C)                                except in each case, in order to avoid duplication, to the extent any such payment or proceeds have been included in the calculation of Consolidated Net Income, an amount equal to the net reduction in Investments (other than returns of or from Permitted Investments) in any Person resulting from cash distributions on or cash repayments of any Investments, including payments of interest on Indebtedness, dividends, repayments of loans or advances, or other distributions or other transfers of assets, in each case to an Issuer or any Subsidiary or from the Net Cash Proceeds from the sale of any such Investment or from redesignations of Unrestricted Subsidiaries as Subsidiaries (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments previously made by an Issuer or any Subsidiary in such Person, including, if applicable, such Unrestricted Subsidiary, less the cost of disposition, or

(4)                                  the Consolidated Net Debt to EBITDA Ratio of the Company for the Reference Period immediately preceding the proposed Restricted Payment, after giving effect on a pro forma basis to such proposed Restricted Payment and all other Restricted Payments made pursuant to this Section 4.9(a) since the end of such Reference Period, would be greater than 5.0 to 1.0;

provided, that any Restricted Payment made in accordance with this Section 4.9(a) may be made only during the following two 30-day periods in each fiscal year:  (x) the 30-day period beginning on the date that the Issuers deliver financial statements to Holders as provided under Section 4.3 of this Indenture for the fiscal period ended March 31; provided, that the applicable Reference Period for determining whether any Restricted Payment may be made during such period pursuant to this paragraph shall end on such March 31; and (y) the 30-day period beginning on the date that the Issuers deliver financial statements to Holders as provided under Section 4.3 of this Indenture for the fiscal period ended September 30; provided, that the applicable Reference Period for determining whether any Restricted Payment may be made during such period pursuant to this paragraph shall end on such September 30.

(b)                                 Section 4.9(a)(2), (3) and (4) above, however, shall not prohibit:

(1)                                  payments to Parent to permit Parent, and which are used by Parent concurrently therewith, to repurchase Equity Interests of Parent, or payments to repurchase Equity Interests of Parent directly, or payments to repurchase Equity Interests of the Company, in each of the foregoing cases, from current or former officers, employees, directors or consultants (or their heirs or estates) of Parent, an Issuer or any Subsidiary upon the death, disability or termination of employment of such Person or within six months of the occurrence of any of the foregoing, in an aggregate amount to all such officers, employees, directors or consultants (or their heirs or estates) not to exceed $1.0 million per year, plus the unutilized portion thereof from the immediately preceding year, or $5.0 million in the aggregate on and after the Issue Date, and;

(2)                                  Restricted Payments made pursuant to this clause (2) not to exceed $5.0 million in the aggregate from and after the Issue Date,

and Section 4.9(a) (1), (2), (3) and (4) will not prohibit:

(3)                                  any dividend, distribution or other payments by any Subsidiary on its Equity Interests that is paid pro rata to all holders of such Equity Interests;

(4)                                  a Qualified Exchange;

(5)                                  the payment of any dividend on any Equity Interests within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions;

(6)                                  Permitted Payments to Parent; or

(7)                                  payments to Parent on or about the Issue Date to permit Parent, and which are used by Parent substantially concurrently therewith, to redeem preferred stock of Parent held by its stockholders on the Issue Date and to pay bonus amounts to certain executives of Parent, in each case in the amounts and on the terms described in the Offering Circular, including under “Use of Proceeds” and “Certain Relationships and Related Party Transactions.”

The full amount of any Restricted Payment made pursuant to Sections 4.9(b)(1), (2), (3) and (5) (but not pursuant to clauses (4), (6) and (7) of Section 4.9(b), however), shall be counted as Restricted Payments made for purposes of the calculation of the aggregate amount of Restricted Payments available to be made referred to in Section 4.9(a)(3) hereof.

(c)                                  For purposes of this Section 4.9, the amount of any Restricted Payment made or returned, if other than in cash, shall be the fair market value thereof, as determined in the good faith reasonable judgment of the Board of Directors for Restricted Payments with a value in excess of $1.0 million, and otherwise by an executive officer of the Company, unless stated otherwise, at the time made or returned, as applicable.

Section 4.10                                                        Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

The Issuers shall not and the Subsidiary Guarantors shall not, and none of the Issuers or the Subsidiary Guarantors shall permit any of the Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any of the Subsidiaries to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, the Issuers or any Subsidiary, except:

(1)                                  restrictions imposed by the Notes or this Indenture;

(2)                                  restrictions imposed by applicable law;

(3)                                  existing restrictions under Existing Indebtedness as of the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of Existing Indebtedness; provided, that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Existing Indebtedness on the Issue Date;

(4)                                  restrictions under any Acquired Indebtedness not incurred in violation of this Indenture or any agreement (including any Equity Interest) relating to any property, asset, or business acquired by an Issuer or any of the Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired;

(5)                                  restrictions imposed by Indebtedness incurred under the Credit Agreement; provided, that such restrictions are no more restrictive taken as a whole than those imposed by the Credit Agreement as in effect on the Issue Date;

(6)                                  restrictions imposed pursuant to a binding agreement which has been entered into for the sale or disposition of Equity Interests or assets of such Subsidiary; provided, that such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold;

(7)                                  restrictions on transfer contained in Purchase Money Indebtedness incurred pursuant to Section 4.7(b)(1); provided, that such restrictions relate only to the transfer of the property purchased, constructed, improved or leased with the proceeds of such Purchase Money Indebtedness;

(8)                                  in connection with and pursuant to permitted Refinancings, replacements of restrictions imposed pursuant to clauses (1), (3), (4) or (7) or this clause (8) of this paragraph that are not more restrictive taken as a whole than those being replaced and do not apply to any other Person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced; and

(9)                                  restrictions contained in Indebtedness incurred by a Foreign Subsidiary in accordance with clause 4.7(b)(5); provided, that such restrictions relate only to one or more Foreign Subsidiaries.

Notwithstanding the foregoing, (a) customary provisions restricting subletting or assignment of any lease, license or other contract entered into in the ordinary course of business, shall be permitted with respect to such lease, license or other contract and (b) any asset subject to a Lien which is not prohibited to exist with respect to such asset pursuant to the terms of this Indenture may be subject to customary restrictions on the transfer or disposition thereof pursuant to such Lien.

Section 4.11                                                        Limitation on Lines of Business

Neither the Company nor any of its Subsidiaries shall directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of its Board of Directors, is a Related Business.

The Finance Company shall exist solely to operate as a co-issuer of debt securities of the Company to facilitate offerings of such securities and shall not have any operations or assets and shall not have any revenue, other than as necessary or incidental to facilitate such offerings; provided, that the foregoing shall not apply in the event of a merger or consolidation of the Company with and into the Finance Company as provided under Section 5.1 of this Indenture.

Section 4.12                                                        Limitation on Transactions with Affiliates

On or after the Issue Date, the Issuers shall not, and shall not permit any of the Subsidiaries to, in one transaction or a series of related transactions, enter into any contract, agreement, arrangement or transaction or any amendment to any of the foregoing, with any Affiliate (each of the foregoing, an “Affiliate Transaction”) (other than Exempted Affiliate Transactions), unless (1) the terms of such Affiliate Transaction are fair and reasonable to such Issuer or such Subsidiary, and no less favorable to such Issuer or such Subsidiary than could have been obtained in an arm’s length transaction with a non-Affiliate, and (2) if such Affiliate Transaction involves aggregate consideration to either party in excess of $1.0 million, such Affiliate Transaction(s) has been approved by a majority of the members of the Board of Directors that are disinterested in such transaction, if there are any directors who are so disinterested, and (3) if such Affiliate Transaction involves aggregate consideration to either party in excess of $5.0 million, or $1.0 million if there are no disinterested directors for such transaction, in addition the Issuers, prior to the consummation thereof, obtain a written favorable opinion as to the fairness of such transaction to the Issuers from a financial point of view from an independent investment banking firm of national reputation in the United States or, if pertaining to a matter for which such investment banking firms do not customarily render such opinions, an appraisal or valuation firm of national reputation in the United States.  Within 10 Business Days after consummation of any Affiliate Transaction(s) (other than an Exempted Affiliate Transaction) involving consideration to either party of $1.0 million or more, the Issuers shall deliver to the Trustee an Officers’ Certificate addressed to the Trustee certifying that such Affiliate Transaction (or Transactions) complied with clause (1), (2), and (3), as applicable.

Section 4.13                                                        Limitation on Sale Of Assets And Subsidiary Stock

(a)                                  The Issuers shall not and the Subsidiary Guarantors shall not, and neither the Issuers nor the Subsidiary Guarantors shall permit any of the Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of their property, business or assets, including by merger or consolidation (in the case of the Subsidiaries), and including any sale or other transfer or issuance of any Equity Interests of any of the Subsidiaries, whether by an Issuer or any of the Subsidiaries or through the issuance, sale or transfer of Equity Interests by one of the Subsidiaries and including any sale and leaseback transaction (any of the foregoing, an “Asset Sale”), unless:

(1)                                  at least 75% of the total consideration for such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents, and

(2)                                  such Issuer or such Subsidiary receives, as applicable, fair market value for such Asset Sale, which fair market determination shall be made by a resolution of the Board of Directors if the value of such Asset Sale is more than $2.5 million.

For purposes of clause (1) above, total consideration received means the total consideration received for such Asset Sales, minus the amount of (a) Purchase Money Indebtedness secured solely by the assets sold and assumed by a transferee; provided, that the Issuers are and the Subsidiaries are fully released from all obligations in connection therewith, (b) any of such Issuer’s or such Subsidiary’s liabilities, as shown on such Issuer’s or such Subsidiary’s most recent balance sheet (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets; provided, that the Issuers are and the Subsidiaries are fully released from all obligations in connection therewith, (c) property that within 30 days of such Asset Sale is converted into cash or Cash Equivalents; provided, that such cash and Cash Equivalents shall be treated as Net Cash Proceeds attributable to the original Asset Sale for which such property was received, and (d) the fair market value of property received as consideration for such Asset Sale that would otherwise constitute a permitted application of Net Cash Proceeds (or other cash in such amount) under clause (b)(1)(A) below (such fair market value to be made as provided in clause (2) above).

(b)                                 Within 360 days following such Asset Sale or the receipt of such Net Cash Proceeds, an amount equal to the Net Cash Proceeds therefrom (the “Asset Sale Amount”) shall be:

(1)                                  (A) invested in Additional Assets or (B) used to make Permitted Investments other than those under clauses (a), (b) or (c) under the definition of “Permitted Investments” hereof, which in the good faith reasonable judgment of the Board of Directors shall immediately constitute or be a part of a Related Business immediately following such transaction; or

(2)                                  used to retire (i) Purchase Money Indebtedness secured by the asset which was the subject of the Asset Sale, (ii) Indebtedness outstanding under the Credit Agreement and to permanently reduce the amount of such Indebtedness permitted to be incurred pursuant to Section 4.7(b)(3) hereof (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount), or (iii) other Indebtedness incurred in accordance with Section 4.7 and secured by a Lien permitted under clause (o) of the definition of “Permitted Liens”; provided, that the amount of Indebtedness repaid with such Net Cash Proceeds pursuant to this clause (iii) shall not exceed the value of the assets securing such Indebtedness repaid, or

(3)                                  applied to the optional redemption of the Notes in accordance with the terms of this Indenture and the Issuers’ other Indebtedness ranking on a parity with the Notes and with similar provisions requiring the Issuers to redeem such Indebtedness with the proceeds from such Asset Sale, pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding, except that, in the case of each of the provisions of clauses (1) and (2), only proceeds from an Asset Sale of assets or Equity Interests of a Foreign Subsidiary may be invested in or used to retire Indebtedness of a Foreign Subsidiary.  Pending the final application of any Net Cash Proceeds, the Issuers may temporarily reduce revolving credit borrowings or otherwise use the Net Cash Proceeds in any manner that is not prohibited by this Indenture.

(c)                                  The accumulated Net Cash Proceeds from Asset Sales not applied as set forth in Sections 4.13(b)(1), (2) or (3) hereof shall constitute “Excess Proceeds”.  Within 30 days after the date that the amount of Excess Proceeds exceeds $5,000,000, which date shall not be prior to 390 days subsequent to the Asset Sale that generated such Excess Proceeds, the Issuers shall apply an amount equal to the Excess Proceeds (the “Asset Sale Offer Amount”) to the repurchase of the Notes and such other Indebtedness ranking on a parity with the Notes and with similar provisions requiring the Issuers to make an offer to purchase such Indebtedness with the proceeds from such Asset Sale pursuant to a cash offer (subject only to conditions required by applicable law, if any) (pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding) (the “Asset Sale Offer”) at a purchase price of 100% of the principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) (the “Asset Sale Offer Price”) together with accrued and unpaid interest to the date of payment.  Each Asset Sale Offer shall remain open for 20 Business Days following its commencement (the “Asset Sale Offer Period”).

(d)                                 Upon expiration of the Asset Sale Offer Period, the Issuers shall apply the Asset Sale Offer Amount plus an amount equal to accrued and unpaid interest to the purchase of all Indebtedness properly tendered in accordance with the provisions hereof (on a pro rata basis if the Asset Sale Offer Amount is insufficient to purchase all Indebtedness so tendered) at the Asset Sale Offer Price (together with accrued interest).  To the extent that the aggregate amount of Notes and such other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, the Issuers may use any remaining Net Cash Proceeds in any manner not otherwise prohibited by this Indenture and following the consummation of each Asset Sale Offer the Excess Proceeds amount shall be reset to zero.

(e)                                  Notwithstanding, and without complying with, the foregoing provisions of this Section 4.13:

(1)                                  the Issuers may and the Subsidiaries may, in the ordinary course of business, (a) convey, sell, transfer, assign or otherwise dispose of inventory and other assets and (b) liquidate Cash Equivalents;

(2)                                  the Issuers may and the Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with Section 5.1 hereof;

(3)                                  the Issuers may and the Subsidiaries may sell or dispose of damaged, worn out, or obsolete property in the ordinary course of business, which property is no longer used or useful in the Issuers’ business or the business of such Subsidiary, as applicable;

(4)                                  the Issuers may and the Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to the Issuers or any Subsidiary Guarantor;

(5)                                  the Issuers may and the Subsidiaries may, in any single transaction or series of related transactions, convey, sell, transfer, assign, or otherwise dispose of assets with a fair market value of less than $1,000,000;

(6)                                  the Issuers may and the Subsidiaries may surrender or waive contract rights or settle, release or surrender contract, tort or other litigation claims in the ordinary course of business or grant Liens (and permit foreclosure thereon) not prohibited by this Indenture;

(7)                                  the Subsidiaries may issue Equity Interests to the Company or to any Subsidiary Guarantor;

(8)                                  Foreign Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to any other Foreign Subsidiary; and

(9)                                  the Issuers may and the Subsidiaries may make Restricted Payments and Permitted Investments that are not prohibited by Section 4.9 hereof.

(f)                                    All Net Cash Proceeds from an Event of Loss shall be reinvested or used as otherwise provided above in clauses (b)(1), (2), or (3) above.

(g)                                 Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.13, the Issuers’ compliance or the compliance of any of the Subsidiaries with such laws and regulations shall not in and of itself cause a breach of the Issuers’ obligations under this Section 4.13.

(h)                                 If the payment date in connection with an Asset Sale Offer hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date.

Section 4.14                                                        Repurchase of Notes at the Option of the Holder Upon a Change of Control

In the event that a Change of Control has occurred, each Holder of Notes shall have the right, as described below, at such Holder’s option, pursuant to an offer (which offer shall be subject only to conditions required by applicable law, if any) by the Issuers (the “Change of Control Offer”), to require the Issuers to repurchase all or any part of such Holder’s Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the “Change of Control Purchase Date”) that is no later than 60 days after the occurrence of such Change of Control, at a cash price equal to 101% of the principal amount thereof (the “Change of Control Purchase Price”), together with accrued and unpaid interest to the Change of Control Purchase Date.

The Change of Control Offer shall be made within 30 days following a Change of Control and shall remain open for 20 Business Days following its commencement (the “Change of Control Offer Period”).  Upon expiration of the Change of Control Offer Period, the Issuers shall purchase all Notes properly tendered in response to the Change of Control Offer.

Notwithstanding the foregoing, the Issuers shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers, and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Prior to the commencement of a Change of Control Offer and as a condition thereof, but in any event within 30 days following any Change of Control, the Issuers shall obtain any requisite consents under the Credit Agreement to permit the repurchase of the Notes pursuant to the Change of Control Offer.  The Issuers’ failure to comply with the preceding sentence shall constitute an Event of Default described in clause (3) under Section 6.1 hereof.

On or before the Change of Control Purchase Date, the Issuers shall:

(1)                                  accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)                                  deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest) of all Notes or portions thereof so tendered; and

(3)                                  deliver to the Trustee the Notes so accepted together with an Officers’ Certificate listing the Notes or portions thereof being purchased by the Issuers.

The Paying Agent promptly shall pay the Holders of Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest) and the Trustee promptly shall authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered.  Any Notes not so accepted shall be delivered promptly by the Issuers to the Holder thereof.  The Issuers publicly shall announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

Any Change of Control Offer shall be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws.  To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Issuers’ compliance or compliance by Parent or any of the Subsidiary Guarantors with such laws and regulations shall not in and of itself cause a breach of their obligations under this Section 4.14.

If the Change of Control Purchase Date hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest due on such Interest Payment Date shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date.

Section 4.15                                                        Subsidiary Guarantors

All of the Issuers’ respective Subsidiaries (other than Foreign Subsidiaries) jointly and severally shall guarantee all principal, premium, if any, and interest on the Notes on a senior basis (except that the Finance Company will not be required to become a Subsidiary Guarantor so long as it remains a co-issuer of the Notes).

Notwithstanding anything in this Indenture to the contrary, if any Subsidiary of an Issuer (including a Foreign Subsidiary) that is not a Subsidiary Guarantor guarantees any other Indebtedness of an Issuer or any other Indebtedness of Parent, any Subsidiary or any Subsidiary of Parent, or an Issuer, or Parent or any of the Subsidiaries or Parent’s Subsidiaries, individually or collectively, pledges more than 65% of the Voting Equity Interests of a Subsidiary (including a Foreign Subsidiary) that is not a Subsidiary Guarantor to a lender to secure Indebtedness of an Issuer or any Indebtedness of Parent, any Subsidiary Guarantor, or any Subsidiary of Parent, then such Subsidiary must become a Subsidiary Guarantor.

Section 4.16                                                        Limitation On Status As Investment Company

The Issuers and the Subsidiaries shall be prohibited from being required to register as an “investment company” (as that term is defined in the Investment Company Act), or from otherwise becoming subject to regulation under the Investment Company Act.

Section 4.17                                                        Maintenance of Properties

The Issuers and the Subsidiary Guarantors shall cause all material properties used or useful to the conduct of their business and the business of each of their Subsidiaries to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in their reasonable judgment may be necessary, so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section 4.17 shall prevent the Issuers or any Subsidiary Guarantor from discontinuing any operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is (a) (i) in the judgment of the Issuers, desirable in the conduct of the business of such entity and (ii) would not have a material adverse effect on the ability of the Issuers and the Subsidiary Guarantors to satisfy their obligations under the Notes, the Guarantees and this Indenture, and, to the extent applicable, (b) as otherwise permitted under Section 4.13 hereof.

Section 4.18                                                        Corporate Existence

Subject to Section 4.13 hereof and Article V hereof, the Issuers shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) their corporate or other existence, and the corporate, partnership or other existence of each of the Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuers or any such Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Issuers and their Subsidiaries; provided, however, that the Issuers shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of their Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuers and the Subsidiaries, taken as a whole, and that the loss thereof would not have a material adverse effect on the ability of the Issuers and the Subsidiary Guarantors to satisfy their obligations under the Notes, the Guarantees and this Indenture.

ARTICLE V

SUCCESSORS

Section 5.1                                                              Merger, Consolidation or Sale of Assets

Neither Issuer shall consolidate with or merge with or into another Person or, directly or indirectly, sell, lease, convey or transfer all or substantially all of its assets (such amounts to be computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless:

(1)                                  either (a) the applicable Issuer is the continuing entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the applicable Issuer’s obligations in connection with the Notes and this Indenture;

(2)                                  no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction;

(3)                                  immediately after giving effect to such transaction on a pro forma basis, the consolidated resulting, surviving or transferee entity would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in Section 4.7 herein or, if not, the Debt Incurrence Ratio on a pro forma basis would be greater than the Debt Incurrence Ratio immediately prior thereto; provided, that this clause (3) shall not apply to a transaction that constitutes (a) solely the merger of an Issuer and one of its previously existing Wholly Owned Subsidiaries which is also a Subsidiary Guarantor for the purpose of reincorporation into another jurisdiction or (b) solely the merger or consolidation of (i) an Issuer and Parent so long as immediately prior to such merger or consolidation Parent had no operations and no assets other than the ownership of the Company’s Equity Interests (or other operations or assets solely incidental thereto), or (ii) the merger or consolidation of the Issuers, and in the case of each of clauses (a) and (b) of this paragraph (3), such transaction is not for the purpose of evading this provision and not in connection with any other transaction; and

(4)                                  each guarantor of the Notes (including Parent and each Subsidiary Guarantor) that survives the transaction shall have confirmed in writing to the Trustee that its Guarantee shall apply to the obligations of the applicable Issuer or the surviving entity in accordance with the Notes and this Indenture.

Section 5.2                                                              Successor Corporation Substituted

Upon any consolidation or merger or any transfer of all or substantially all of an Issuer’s assets in accordance with the foregoing, the successor corporation formed by such consolidation or into which such Issuer is merged or to which such transfer is made shall succeed to and (except in the case of a lease) be substituted for, and may exercise every right and power of, the applicable Issuer under the Indenture with the same effect as if such successor corporation had been named therein as an Issuer, and (except in the case of a lease) such Issuer shall be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, an Issuer’s interest in which constitutes all or substantially all of such Issuer’s properties and assets, shall be deemed to be the transfer of all or substantially all of such Issuer’s properties and assets.

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.1                                                              Events of Default

“Event of Default,” wherever used herein, means any one of the following events:

(1)                                  the Issuers’ failure to pay any installment of interest on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days;

(2)                                  the Issuers’ failure to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, on Notes validly tendered and not properly withdrawn pursuant to a Change of Control Offer or Asset Sale Offer, as applicable;

(3)                                  the Issuers’ failure or the failure by any of the Subsidiaries to observe or perform any other covenant or agreement contained in the Notes or this Indenture, except for the provisions of Sections 4.13, 4.14, and 5.1 hereof, and the continuance of such failure for a period of 30 days after written notice is given to an Issuer by the Trustee or to an Issuer and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding;

(4)                                  a court having jurisdiction in the premises enters a decree or order for (a) relief in respect of an Issuer or any Significant Subsidiary in an involuntary case under any applicable Bankruptcy Law now or hereafter in effect, (b) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of an Issuer or any Significant Subsidiary or for all

or substantially all of the property and assets of an Issuer or any Significant Subsidiary or (c) the winding up or liquidation of the affairs of an Issuer or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(5)                                  an Issuer or any Significant Subsidiary (a) commences a voluntary case under any applicable Bankruptcy Law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (b) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of an Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of such Issuer or Significant Subsidiary or (c) effects any general assignment for the benefit of creditors;

(6)                                  a default in Indebtedness of an Issuer or the Indebtedness of any of the Subsidiaries with an aggregate amount outstanding in excess of $10.0 million (a) resulting from the failure to pay principal at maturity or (b) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity;

(7)                                  final unsatisfied judgments not covered by insurance involving an amount in excess of $5.0 million in any individual case or aggregating in excess of $10.0 million at any one time rendered against an Issuer or any of the Subsidiaries and not stayed, bonded or discharged within 60 days; and

(8)                                  any Guarantee of Parent or a Subsidiary Guarantor ceases to be in full force and effect or becomes unenforceable or invalid or is declared null and void (other than in accordance with the terms of the Guarantee and this Indenture) or Parent or any Subsidiary Guarantor denies or disaffirms its obligations under its Guarantee.

Section 6.2                                                              Acceleration

(a)                                  If an Event of Default occurs and is continuing (other than an Event of Default specified in Sections 6.1(4) and 6.1(5) above relating to an Issuer or any of the Significant Subsidiaries), then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Issuers (and to the Trustee if given by Holders) (an “Acceleration Notice”), may declare all principal, determined as set forth below, and accrued interest thereon to be due and payable immediately.  If an Event of Default specified in Sections 6.1(4) or 6.1(5) above relating to an Issuer or any of the Significant Subsidiaries occurs, all principal and accrued interest thereon shall be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders.

(b)                                 Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all Holders any Default, except a Default in the payment of principal of or interest on any Note not yet cured or a Default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected.  Subject to the provisions of this Indenture relating to the duties of the Trustee, the

Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity.

(c)                                  At any time after such a declaration of acceleration being made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter provided in this Article VI, the Holders of not less than a majority in aggregate principal amount of then outstanding Notes, by written notice to the Issuers and the Trustee, may rescind, on behalf of all Holders, any such declaration of acceleration if:

(1)                                  the Issuers have paid or deposited with the Trustee cash sufficient to pay:  (a) all overdue interest on all Notes; (b) the principal of (and premium, if any, applicable to) any Notes which would become due other than by reason of such declaration of acceleration, and interest thereon at the rate borne by the Notes; (c) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and (d) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel, and all other amounts due the Trustee under Section 7.7 hereof; and

(2)                                  all Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 6.4 hereof.

(d)                                 Notwithstanding clause (c)(2) of this Section 6.2, no waiver shall be effective against any Holder for any Event of Default or event which with notice or lapse of time or both would be an Event of Default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected thereby, unless all such affected Holders agree, in writing, to waive such Event of Default or other event.  No such waiver shall cure or waive any subsequent default or impair any right consequent thereon.

Section 6.3                                                              Other Remedies

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

Subject to all provisions of this Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising the power conferred on the Trustee.

Section 6.4                                                              Waiver of Past Defaults

Subject to Section 6.7 hereof, the Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Issuers and to the Trustee, may, on behalf of all Holders, waive any existing or past Default or Event of Default hereunder and its consequences under this Indenture, except a default:

(1)           in the payment of principal of, premium, if any, or interest on any Note not yet cured as specified in clauses (1) and (2) of Section 6.1 hereof;

(2)           in respect of a covenant or provision hereof which, under Article IX, cannot be modified or amended without the consent of the Holder of each outstanding Note affected, unless all such affected Holders agree, in writing, to waive such default; or

(3)           the rescission of which would conflict with any judgment or decree of a court of competent jurisdiction.

Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other default or impair any right arising therefrom.

Section 6.5                                                              Control by Majority

Holders of at least a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines in good faith may be unduly prejudicial to the rights of other Holders of Notes not joining in the giving of such direction or that may involve the Trustee in personal liability, and the Trustee may take any other action it deems proper that is not inconsistent with any such direction received from Holders of the Notes.

Section 6.6                                                              Limitation on Suits

A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(a)           the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b)           the Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue a remedy;

(c)           such Holder of a Note offers, or Holders of Notes offer and, if requested, provides or provide to the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(d)           the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e)           during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.7                                                              Rights of Holders of Notes to Receive Payment

Notwithstanding any other provision of this Indenture, except as permitted by Section 9.2 hereof, the right of any Holder of a Note to receive payment of the principal of, premium and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase) or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.8                                                              Collection Suit by Trustee

If an Event of Default specified in Section 6.1 hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.9                                                              Trustee May File Proofs of Claim

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 hereof.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding; provided, however that the Trustee may, on behalf of the Holders, vote for the election of a trustee in bankruptcy or similar official and may be a member of the creditor’s committee.

Section 6.10                                                        Priorities

If the Trustee collects any money pursuant to this Article VI, it shall pay out the money in the following order:

First:  to the Trustee, its agents and attorneys for amounts due under Section 7.7 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection (including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel);

Second:  to Holders of Notes for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and interest, respectively; and

Third:  to the Issuers or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a Record Date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11                                                        Undertaking for Costs

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.7 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE VII

TRUSTEE

Section 7.1                                                              Duties of Trustee

(a)           If an Event of Default of which the Trustee has knowledge has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of its own affairs.

(b)           Except during the continuance of an Event of Default of which the Trustee has knowledge:

(i)            the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)           in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)           The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)            this paragraph (c) does not limit the effect of paragraph (b) of this Section 7.1;

(ii)           the Trustee shall not be liable for any error of judgment made in good faith by an Officer of the Trustee, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5 hereof.

(d)           Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to Sections 7.1 and 7.2 hereof.

(e)           No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.  The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)            The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.2                                                              Rights of Trustee

(a)           In connection with the Trustee’s rights and duties under this Indenture, the Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(b)           Before the Trustee acts or refrains from acting under this Indenture, it may require an Officers’ Certificate or an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.  The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)           The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers shall be sufficient if signed by an Officer of each of the Issuers.

(f)            The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g)           Except with respect to Section 4.1 hereof, the Trustee shall have no duty to inquire as to the performance of the Issuers’ covenants in Article IV hereof.  In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except (i) any Event of Default occurring pursuant to Sections 6.1(1), 6.1(2) and 4.1 hereof or (ii) any Default or Event of Default of which the Trustee shall have received written notification in the manner set forth in this Indenture or a Responsible Officer of the Trustee shall have obtained actual knowledge.  Delivery of reports, information and documents to the Trustee under Section 4.3 hereof is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ or any Guarantor’s, as applicable, compliance with any of their covenants thereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate).

(h)           The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee may, in its discretion, make such further inquiry or investigation into such facts or matters as it may see fit.

(i)            The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other person employed to act hereunder.

(j)            The Trustee may request that the Issuers deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

Section 7.3                                                              Individual Rights of Trustee

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.4                                                              Trustee’s Disclaimer

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.5                                                              Notice of Defaults

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes a notice in the manner provided by Section 313(c) of the TIA of the Default or Event of Default, whether or not the TIA is then applicable to the Indenture or the Notes, within 90 days after it occurs.  Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.6                                                              Reports by Trustee to Holders of the Notes

Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the 12 months preceding the reporting date, no report need be transmitted).  The Trustee also shall comply with TIA § 313(b)(2).  The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Issuers and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d).  The Issuers shall promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 7.7                                                              Compensation and Indemnity

The Issuers shall pay to the Trustee from time to time such compensation as agreed upon in writing by the Trustee and the Issuers for the Trustee’s, acceptance of this Indenture and services hereunder.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuers shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuers shall indemnify the Trustee and any predecessor trustee against any and all losses, liabilities, claims, damages or expenses, including taxes (other than taxes based upon, measured by or determined by the income of the Trustee) (including reasonable attorneys’ fees) and incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuers (including this Section 7.7) and defending itself against any claim (whether asserted by the Issuers or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence, bad faith or willful misconduct.  The Trustee shall notify the Issuers promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Issuers shall not relieve the Issuers of their obligations hereunder.  The Issuers shall defend the claim and the Trustee shall cooperate in the defense.  The Trustee may have separate counsel and the Issuers shall pay the reasonable fees and expenses of such counsel.  The Issuers need not pay for any settlement made without their consent, which consent shall not be unreasonably withheld.

The obligations of the Issuers under this Section 7.7 shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

To secure the Issuers’ payment obligations in this Section 7.7, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes.  Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Sections 6.1(4) or 6.1(5) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.8                                                              Replacement of Trustee

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.8.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuers.  The Holders of Notes of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing.  The Issuers may remove the Trustee if:

(a)           the Trustee fails to comply with Section 7.10 hereof;

(b)           the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)           a Custodian or public officer takes charge of the Trustee or its property; or

(d)           the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers, or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction at the expense of the Issuers in the case of the Trustee for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 7.10 hereof, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers.  Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall mail a notice of its succession to Holders of the Notes.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.7 hereof.  Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Issuers’ obligations under Section 7.7 hereof shall continue for the benefit of the retiring Trustee.

Section 7.9                                                              Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10                                                        Eligibility; Disqualification

There shall at all times be a Trustee hereunder that is a corporation or trust company (or a member of a bank holding company) organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has (or the bank holding company of which it is a member has) a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5).  The Trustee is subject to TIA § 310(b).

Section 7.11                                                        Preferential Collection of Claims Against Issuers

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE AND
SATISFACTION AND DISCHARGE

Section 8.1                                                              Option to Effect Legal Defeasance or Covenant Defeasance

The Issuers may, at the option of the Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.2 or 8.3 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

Section 8.2                                                              Legal Defeasance and Discharge

Upon the Issuers’ exercise under Section 8.1 hereof of the option applicable to this Section 8.2, each of the Issuers and the Guarantors, as applicable, shall, subject to the satisfaction of the applicable conditions set forth in Section 8.4 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes and Guarantees, as applicable, on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Issuers shall be deemed to have paid and discharged all amounts owed under the outstanding Notes and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Guarantees, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all other obligations under such Notes, such Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:  (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.4 hereof, and as more fully set forth in Section 8.4, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (b) the Issuers’ obligations with respect to such Notes under Sections 2.6, 2.7, 2.10 and 4.2 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuers’ obligations in connection therewith and (d) the Legal Defeasance provisions under Sections 8.4, 8.5, 8.6, and 8.7 hereof.  Subject to compliance with this Article VIII, the Issuers may exercise their option under this Section 8.2 notwithstanding the prior exercise of their option under Section 8.3 hereof.

Section 8.3                                                              Covenant Defeasance

Upon the Issuers’ exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the applicable conditions set forth in Section 8.4 hereof, the Issuers and the Guarantors shall be released from their respective obligations under Sections 4.3, 4.4, 4.5, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15 and 4.17, and clauses (2), (3) and (4) of Section 5.1 hereof, and the Guarantors shall be released from their obligations under Section 10.3(a) hereof, in each case on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes and the Guarantees shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuers and the

Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.  In addition, upon the Issuers’ exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the applicable conditions set forth in Section 8.4 hereof, (x) Sections 6.1(3), (6), (7) and (8) hereof shall not constitute Events of Default and (y) Sections 6.1(4) and 6.1(5) hereof shall not constitute an Event of Default to the extent they occur after the 91st day following the occurrence of the Issuers’ exercise of Covenant Defeasance; provided, however that for all other purposes as set forth herein, such Covenant Defeasance provisions shall be effective.

Section 8.4                                                              Conditions to Legal or Covenant Defeasance

The following shall be the conditions to the application of either Section 8.2 or 8.3 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a)           the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States legal tender, U.S. Government Obligations, or a combination thereof, in amounts that shall be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated date for payment thereof or on the applicable Redemption Date, as the case may be, and the Trustee must have, for the benefit of Holders of the Notes, a valid, perfected exclusive security interest in such trust;

(b)           in the case of an election under Section 8.2 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, the Holders of the outstanding Notes shall not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)           in the case of an election under Section 8.3 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee from United States legal counsel confirming that Holders of the outstanding Notes shall not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)           in the case of an election under Section 8.2 or 8.3 hereof, no Default or Event of Default shall have occurred and be continuing on the date of the deposit (other than a Default or Event of Default resulting from borrowing of funds to be applied to such deposit), and in the case of an election under Section 8.2 hereof, no Event of Default specified in Section 6.1(4) or (5) hereof shall have occurred at any time from the date of the deposit to the 91st calendar day thereafter (it being understood that this condition to Legal Defeasance may not be satisfied until such 91st calendar day after the date of deposit);

(e)           the Defeasance may not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture) to which an Issuer or any of the Subsidiaries is a party or by which an Issuer or any of the Subsidiaries is bound;

(f)            the Issuers must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent to hinder, delay or defraud any other of the Issuers’ creditors; and

(g)           the Issuers must deliver to the Trustee an Officers’ Certificate confirming the satisfaction of the conditions in clauses (a) through (f) above, and an Opinion of Counsel, confirming the satisfaction of the conditions in clauses (a) (with respect to the validity and perfection of the security interest), (b), (c) and (e) above.

Legal Defeasance and Covenant Defeasance shall be deemed to occur on the date all of the applicable conditions set forth in this Section 8.4 are satisfied.

Section 8.5                                                              Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions

Subject to Section 8.6 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes shall be held in trust and, applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof, other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the request of the Issuers any money or U.S. Government Obligations held by it as provided in Section 8.4 hereof which, in the opinion of a firm of independent public accountants nationally recognized in the United States expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.6                                                              Repayment to Issuers

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuers on their written request or (if then held by the Issuers) shall be discharged from such trust; and the Holder of such Note shall thereafter, as a creditor, look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuers.

Section 8.7                                                              Reinstatement

If the Trustee or Paying Agent is unable to apply any United States legal tender or U.S. Government Obligations in accordance with Section 8.2 or 8.3 hereof, as the case may be, by reason of any order directing the repayment of the deposited money to the Issuers or otherwise making the deposit unavailable to make payments under the Notes when due, or if any court enters an order avoiding the deposit of money with the Trustee or Paying Agent or otherwise requires the payment of the money so deposited to the Issuers or to a fund for the benefit of its creditors, then (so long as the insufficiency exists or the order remains in effect) the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.4 or 8.5 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.4 or 8.5 hereof, as the case may be; provided, however, that, if the Issuers makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

Section 8.8                                                              Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to the Issuers’ obligations under Sections 2.6, 2.7, 2.10 and 4.2 hereof) as to all outstanding Notes when either:

(a)           All outstanding Notes (other than lost, stolen or destroyed Notes) have been delivered to the Trustee for cancellation; or

(b)           (1)           the Issuers have given irrevocable and unconditional notice of redemption for all of the outstanding Notes under Article III hereof, or all outstanding Notes have otherwise become due and payable or will become due and payable within one year, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee an amount of money sufficient to pay and discharge the entire indebtedness (including all principal, premium, if any, and accrued interest) on all outstanding Notes,

(2)           the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be,

(3)           the Trustee, for the benefit of the Holders of the Notes, has a valid, perfected, first priority security interest in the trust,

(4)           no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which an Issuer or any Subsidiary Guarantor is a party or by which an Issuer or any Subsidiary Guarantor is bound, and

(5)           the Issuers have paid all other amounts payable by them under this Indenture.

The Issuers must also deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel confirming the satisfaction of the conditions in clauses (3) (with respect to the validity and perfection of the security interest) and (4) above.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.1                                                              Without Consent of Holders of Notes

Notwithstanding Section 9.2 hereof, the Issuers, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes or any Guarantee, without the consent of any Holder of a Note:

(a)           to cure any ambiguity, defect or inconsistency;

(b)           to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c)           to provide for the assumption of the Issuers’ obligations to the Holders of the Notes in the case of a merger or consolidation pursuant to Article V hereof;

(d)           to provide for additional Guarantors as set forth in Section 4.15 hereof or for the release or assumption of a Guarantee in compliance with this Indenture;

(e)           to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the rights hereunder of any Holder of the Note;

(f)            to comply with the provisions of the Depositary, Euroclear or Clearstream or the Trustee with respect to the provisions of this Indenture or the Notes relating to transfers and exchanges of Notes or beneficial interests therein; or

(g)           to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof.

Upon the request of the Issuers accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 9.6 hereof, the Trustee shall join with the Issuers in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee may, but shall not be obligated to, enter into such amended or supplemental Indenture that adversely affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.2                                                              With Consent of Holders of Notes

Except as expressly stated otherwise in this Section 9.2, and subject to Sections 6.4 and 6.7 hereof, the Issuers, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes and the Guarantees, with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and, subject to Sections 6.4 and 6.7 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes or the Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).

Subject to Sections 6.4 and 6.7 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding may waive compliance in a particular instance by the Issuers or any Subsidiary with any provision of this Indenture or the Notes.

However, without the consent of each Holder affected (it being understood that, except as expressly stated otherwise in paragraphs (a) through (d) below, Section 4.13 and 4.14 hereof may be amended, waived or modified in accordance with the first paragraph of this Section 9.2) an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(a)           change the Stated Maturity on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof at the Issuers’ option, or change the city of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption at the Issuers’ option, on or after the Redemption Date), or after an Asset Sale or Change of Control has occurred reduce the Change of Control Purchase Price or the Asset Sale Offer Price with respect to the corresponding Asset Sale or Change of Control or alter the provisions (including the defined terms used therein) regarding the Issuers’ right to redeem the Notes as a right, or at the Issuers’ option in manner adverse to the Holders; or

(b)           reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in this Indenture; or

(c)           modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby; or

(d)           cause the Notes or any Guarantee to become contractually subordinate in right of payment to any other Indebtedness.

In connection with any amendment, supplement or waiver under this Article IX, the Issuers may, but shall not be obligated to, offer to any Holder who consents to such amendment, supplement or waiver, or to all Holders, consideration for such Holder’s consent to such amendment, supplement or waiver.

Upon the request of the Issuers accompanied by a resolution of the Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.6 hereof, the Trustee shall join with the Issuers in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture adversely affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.2 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.2 becomes effective, the Issuers shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Issuers to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver.

Section 9.3                                                              Compliance with Trust Indenture Act

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.

Section 9.4                                                              Revocation and Effect of Consents

Until an amendment, supplement or waiver becomes effective (as determined by the Issuers and which may be prior to any such amendment, supplement or waiver becoming operative), a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same Indebtedness as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective (as determined by the Issuers), which may be prior to any such amendment, supplement or waiver becoming operative.

The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver, which record date shall be the date so fixed by the Issuers notwithstanding the provisions of the TIA.  If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date, and only those Persons (or their duly designated proxies), shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it makes a change described in any of clauses (a) through (d) of Section 9.2 hereof,

in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note; provided, that any such waiver shall not impair or affect the right of any non-consenting Holder to receive payment of principal and premium of and interest on a Note, on or after the respective dates set for such amounts to become due and payable expressed in such Note, or to bring suit for the enforcement of any such payment on or after such respective dates.

Section 9.5                                                              Notation on or Exchange of Notes

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Issuers in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.6                                                              Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental Indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  The Issuers may not sign an amended or supplemental Indenture until the Board of Directors approves it.  In executing any amended or supplemental Indenture, the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive and (subject to Section 7.1 hereof) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental Indenture is authorized or permitted by this Indenture.

ARTICLE X

GUARANTEES

Section 10.1                                                        Guarantees

By its execution hereof, each of the Guarantors acknowledges and agrees that it receives substantial benefits from the Issuers and that such party is providing its Guarantee for good and valuable consideration, including, without limitation, such substantial benefits and services.  Accordingly, subject to the provisions of this Article X, each Guarantor, jointly and severally, hereby unconditionally guarantees on a senior basis to each Holder of a Note authenticated and delivered by the Trustee and its successors and assigns that:  (i) the principal of, premium, if any, and interest on the Notes shall be duly and punctually paid in full when due, whether at maturity, by acceleration, call for redemption, upon a Change of Control Offer, upon an Asset Sale Offer or otherwise, and interest on overdue principal, premium, if any, and (to the extent permitted by law) interest on any interest, if any, on the Notes and all other obligations of the Issuers to the Holders or the Trustee hereunder or under the Notes (including fees, expenses or other) shall be promptly paid in full or performed, all in accordance with the terms hereof; and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration, call for redemption, upon a Change of Control, upon an Asset Sale Offer or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Section 10.5 hereof (collectively, the “Guarantee Obligations”).

Subject to the provisions of this Article X, each Guarantor hereby agrees that its Guarantee hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any thereof, the entry of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.  Each Guarantor (and each Issuer, to the extent such Issuer is considered a surety under applicable law) hereby waives and relinquishes:  (a) any right to require the Trustee, the Holders or the Issuers (each, a “Benefited Party”) to proceed against the Issuers, the Subsidiaries or any other Person or to proceed against or exhaust any security held by a Benefited Party at any time or to pursue any other remedy in any secured party’s power before proceeding against the Guarantors; (b) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other Person or Persons or the failure of a Benefited Party to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other Person or Persons; (c) demand, protest and notice of any kind (except as expressly required by this Indenture), including but not limited to notice of the existence, creation or incurring of any new or additional Indebtedness or obligation or of any action or non-action on the part of the Guarantors, the Issuers, the Subsidiaries, any Benefited Party, any creditor of the Guarantors, the Issuers or the Subsidiaries or on the part of any other Person whomsoever in connection with any obligations the performance of which are hereby guaranteed; (d) any defense based upon an election of remedies by a Benefited Party, including but not limited to an election to proceed against the Guarantors for reimbursement; (e) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (f) any defense arising because of a Benefited Party’s election, in any proceeding instituted under the Bankruptcy Law, of the application of Section 1111(b)(2) of the Bankruptcy Code; and (g) any defense based on any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code.  The Guarantors hereby covenant that, except as otherwise provided herein and therein, the Guarantees shall not be discharged except by payment in full of all Guarantee Obligations, including the principal, premium, if any, and interest on the Notes and all other costs provided for under this Indenture or as provided in Article VIII.

If any Holder or the Trustee is required by any court or otherwise to return to either the Issuers or the Guarantors, or any trustee or similar official acting in relation to either the Issuers or the Guarantors, any amount paid by the Issuers or the Guarantors to the Trustee or such Holder, the Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect.  Each of the Guarantors agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guarantee Obligations hereby until payment in full of all such obligations guaranteed hereby.  Each Guarantor agrees that, as between it, on the one hand, and the Holders of Notes and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes hereof, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantee Obligations, and (y) in the event of any acceleration of such obligations as provided in Article VI hereof, such Guarantee Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purpose of the Guarantee.

Section 10.2                                                        Execution and Delivery of Guarantees

To evidence the Guarantees set forth in Section 10.1 hereof, each of the Guarantors agrees that a notation of the Guarantees substantially in the form included in Exhibit A hereto shall be endorsed on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of each of the Guarantors by an Officer of each of the Guarantors.

Each of the Guarantors agrees that the Guarantees set forth in this Article X shall remain in full force and effect and apply to all the Notes notwithstanding any failure to endorse on each Note a notation of the Guarantees.

If an Officer whose facsimile signature is on a Note or a notation of Guarantee no longer holds that office at the time the Trustee authenticates the Note on which the Guarantees are endorsed, the Guarantees shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantees set forth in this Indenture on behalf of the Guarantors.

Section 10.3                                                        Guarantors May Consolidate, etc., on Certain Terms

(a)           Except for a merger or consolidation in which a Guarantor is sold and its Guarantee is released in compliance with the provisions of Section 10.4 hereof, neither the Parent nor any Subsidiary Guarantor shall consolidate or merge with or into (whether or not Parent or such Subsidiary Guarantor is the surviving Person) another Person unless (i) subject to the provisions of the following paragraph and the other provisions of this Indenture, the Person formed by or surviving any such consolidation or merger (if other than Parent or such Subsidiary Guarantor) assumes all the obligations of Parent or such Subsidiary Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such Person shall guarantee on a senior basis all of the Issuers’ obligations under the Indenture in the same manner and to the same extent that Parent or such Subsidiary, as applicable, guaranteed such obligations under the Indenture immediately prior to such consolidation or merger, and (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing.  The provisions of this Section 10.3(a) shall not apply to the merger of any Subsidiary Guarantors with and into each other or with or into an Issuer, or the merger of Parent with or into an Issuer in accordance with Section 5.1.  In case of any such consolidation or merger and upon the assumption by the successor corporation, by supplemental indenture, executed and delivered to the Trustee and reasonably satisfactory in form to the Trustee, of the Guarantees endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by such Guarantor, such successor corporation shall succeed to and be substituted for the Parent or Subsidiary Guarantor with the same effect as if it had been named herein as a Guarantor.  Such successor corporation thereupon may cause to be signed any or all of the Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Issuers and delivered to the Trustee.  All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Guarantees had been issued at the date of the execution hereof.

(b)           The Trustee shall be entitled to receive an Officers’ Certificate as conclusive evidence that any such consolidation or merger, and any such assumption of

Guarantee Obligations, comply with the provisions of this Section 10.3.  Such Officers’ Certificate shall comply with the provisions of Section 11.5 hereof.

Section 10.4                                                        Release of Guarantors

Parent shall be released from its obligations under its Guarantee in the event of any merger, sale or consolidation involving the Company that also constitutes a Change of Control with respect to the Company (but not with respect to Parent).

Notwithstanding Section 10.3(a) hereof, upon the sale or disposition (including by merger or stock purchase) of a Subsidiary Guarantor (as an entirety) to an entity which is not and is not required to become a Subsidiary Guarantor, or the designation of a Subsidiary to become an Unrestricted Subsidiary, in each case, which transaction is otherwise in compliance with this Indenture (including, without limitation, the provisions of Section 4.13 hereof), or solely in the case of a Guarantee arising solely as a result of the second paragraph of Section 4.15 hereof, the release or termination of the guarantee giving rise to the obligation to enter into a Guarantee, such Subsidiary Guarantor shall be released automatically from its obligations under its Subsidiary Guarantee; provided, however, that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of any Indebtedness of either Issuer or any Indebtedness of Parent or any of the other Subsidiaries or any Subsidiary of Parent shall also terminate upon such release, sale or transfer and none of its Equity Interests are pledged for the benefit of any holder of any Indebtedness of either Issuer or any Indebtedness of Parent or any other Subsidiary or any Subsidiary of Parent.

Upon delivery by the Issuers to the Trustee of an Officer’s Certificate, to the effect that such sale or other disposition or that such designation was made by the Issuers in accordance with the provisions of this Indenture, the Trustee shall execute any documents reasonably required in order to evidence the release of any such Guarantor from its obligations under its Guarantee.  Any Guarantor not released from its obligations under its Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article X.

Notwithstanding the foregoing provisions of this Article X, (i) any Guarantor whose Guarantee would otherwise be released pursuant to the provisions of this Section 10.4 may elect, at its sole discretion, by written notice to the Trustee, to maintain such Guarantee in effect notwithstanding the event or events that otherwise would cause the release of such Guarantee (which election to maintain such Guarantee in effect may be conditional or for a limited period of time), and (ii) any Subsidiary which is not a Guarantor may elect, at its sole discretion, by written notice to the Trustee, to become a Guarantor (which election may be conditional or for a limited period of time).

Section 10.5                                                        Limitation of Guarantor’s Liability; Certain Bankruptcy Events

(a)           Each Guarantor, and by its acceptance hereof each Holder, hereby confirms that it is the intention of all such parties that the Guarantee Obligation of such Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law.  To effectuate the foregoing intention, the Holders and such Guarantor hereby irrevocably agree that the Guarantee Obligations of such Guarantor under this Article X shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the Guarantee Obligations of such other Guarantor under this Article X, result in the Guarantee Obligations of such Guarantor under the Guarantee of such Guarantor not constituting a fraudulent transfer or conveyance.

(b)           Each Guarantor hereby covenants and agrees, to the fullest extent that it may do so under applicable law, that in the event of the insolvency, bankruptcy, dissolution, liquidation or reorganization of an Issuer, such Guarantor shall not file (or join in any filing of), or otherwise seek to participate in the filing of, any motion or request seeking to stay or to prohibit (even temporarily) execution on the Guarantee and hereby waives and agrees not to take the benefit of any such stay of execution, whether under Section 362 or 105 of the Bankruptcy Law or otherwise.

Section 10.6                                                        Application of Certain Terms and Provisions to the Guarantors

(a)           For purposes of any provision of this Indenture which provides for the delivery by any Guarantor of an Officers’ Certificate and/or an Opinion of Counsel, the definitions of such terms in Section 1.1 hereof shall apply to such Guarantor as if references therein to the Issuers were references to such Guarantor.

(b)           Any request, direction, order or demand which by any provision of this Indenture is to be made by any Guarantor, shall be sufficient if evidenced as described in Section 11.2 hereof as if references therein to the Issuers were references to such Guarantor.

(c)           Any notice or demand which by any provision of this Indenture is required or permitted to be given or served by the Trustee or by the holders of Notes to or on any Guarantor may be given or served as described in Section 11.2 hereof as if references therein to the Issuers were references to such Guarantor.

(d)           Upon any demand, request or application by any Guarantor to the Trustee to take any action under this Indenture, such Guarantor shall furnish to the Trustee such certificates and opinions as are required in Section 11.4 hereof as if all references therein to the Issuers were references to such Guarantor.

ARTICLE XI

MISCELLANEOUS

Section 11.1                                                        Trust Indenture Act Controls

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by the TIA, the imposed duties shall control.

Section 11.2                                                        Notices

Any notice or communication by the Issuers or the Trustee to the other is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuers

or the Guarantors:

Douglas Dynamics, L.L.C.
7777 North 73rd Street
Milwaukee, WI  53223
Attention:  Robert McCormick

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, CA  90071
Attention:  Linda Curtis, Esq.

If to the Trustee:

U.S. Bank National Association
60 Livingston Avenue
St. Paul, Minnesota  55107-2292
Attention:  Richard Prokosch

The Issuers or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given:  (i) at the time delivered by hand, if personally delivered; (ii) when answered back, if telexed; (iii) when receipt acknowledged, if telecopied; and (iv) the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar.  Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA.  Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuers mail a notice or communication to Holders, they shall mail a copy to the Trustee and each Agent at the same time.

Section 11.3                                                        Communication by Holders of Notes with Other Holders of Notes

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes.  The Issuers, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 11.4                                                        Certificate and Opinion as to Conditions Precedent

Upon any request or application by the Issuers to the Trustee to take any action under this Indenture, the Issuers shall furnish to the Trustee:

(a)           an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.5 hereof) stating that, in the opinion of the signer or signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)           an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 11.5 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been satisfied.

Section 11.5                                                        Statements Required in Certificate or Opinion

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a)           a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)           a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)           a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied; provided, however, that with respect to matters of fact, an Opinion of Counsel may rely on an Officers’ Certificate or certificate of public officials.

Section 11.6                                                        Rules by Trustee and Agents

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 11.7                                                        No Personal Liability of Directors, Officers, Employees and Stockholders

No direct or indirect stockholder, member, employee, manager, Affiliate, officer or director, as such, past, present or future of an Issuer, Parent, the Subsidiary Guarantors or any successor entity shall have any personal liability in respect of such Issuer’s obligations or the obligations of Parent or the Subsidiary Guarantors under the Indenture or the Notes, except that this provision shall in no way limit the obligation of Parent or any Subsidiary Guarantor pursuant to any Guarantee.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

Section 11.8                                                        Governing Law

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(b).

Section 11.9                                                        No Adverse Interpretation of Other Agreements

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers or the Subsidiaries or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 11.10                                                  Successors

All agreements of the Issuers and the Guarantors in this Indenture and the Notes shall bind their successors.  All agreements of the Trustee in this Indenture shall bind its successors.

Section 11.11                                                  Severability

In case any one or more of the provisions of this Indenture or in the Notes or in the Guarantees shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 11.12                                                  Counterpart Originals

The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 11.13                                                  Table of Contents, Headings, Etc.

The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have executed this Indenture as of the date first written above.

THE ISSUERS:

DOUGLAS DYNAMICS, L.L.C.

By:	/s/ James L. Janik
Name: James L. Janik
Title: President and Chief Executive Officer

DOUGLAS DYNAMICS FINANCE COMPANY

By:	/s/ James L. Janik
Name: James L. Janik
Title: President and Chief Executive Officer

PARENT:

DOUGLAS DYNAMICS HOLDINGS, INC.

By:	/s/ James L. Janik
Name: James L. Janik
Title: President and Chief Executive Officer

THE TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Richard Prokosch
Name: Richard Prokosch
Title: Vice President

Indenture Signature Page